DEBTOR-IN-POSSESSION CREDIT AGREEMENT

dated as of

May 14 , 2009

Among

ENERGYTEC, INC., a Nevada corporation,

and

COMANCHE WELL SERVICE CORPORATION, a Texas corporation,

each as a Debtor and Debtor-in-Possession
under Chapter 11 of the Bankruptcy Code,

as Borrowers

RED RIVER RESOURCES, INC., an Oklahoma corporation,

as Lender

$1,500,000 Multiple Advance Credit Facility

EXHIBIT
A

TABLE OF CONTENTS

Page

SCHEDULE AND EXHIBITS

This DEBTOR-IN-POSSESSION CREDIT AGREEMENT dated as of May 14, 2009 (this "Agreement"), is made by and among ENERGYTEC, INC., a Nevada corporation, and COMANCHE WELL SERVICE CORPORATION, a Texas corporation (each a "Borrower" and collectively, "Borrowers," and each a "Debtor" and collectively, "Debtors," and each a "Loan Party" and collectively, "Loan Parties"), and RED RIVER RESOURCES, INC., an Oklahoma corporation ("Lender").

RECITALS

Debtors have commenced cases (the "Chapter 11 Cases") under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the Eastern District of Texas (the "Bankruptcy Court"), and Debtors have retained possession of their assets and are authorized under the Bankruptcy Code to continue the operation of their businesses as debtors-in-possession.

Borrowers have requested that Lender agree to make a post-petition loan to Borrowers consisting of a multiple advance term loan in an aggregate principal amount of up to $1,500,000.00 (which loan shall be limited to $250,000.00 until the Final Bankruptcy Court Order (as hereinafter defined) shall have been entered by the Bankruptcy Court), and subject to the terms and conditions set forth herein, Lender is willing to extend such credit to Borrowers.

The proceeds of loans hereunder shall be used for general working capital purposes of Loan Parties and to pay fees and expenses related to this Agreement and the transactions contemplated hereby.

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound do hereby agree as follows:

ARTICLE I

Definitions

Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

"Account Debtor" means each debtor, customer or obligor in any way obligated on or in connection with any Account Receivable.

"Account Receivable" means, with respect to any Person, any and all rights of such Person to payment for goods sold and/or services rendered, including accounts, general intangibles and any and all such rights evidenced by chattel paper, instruments or documents, whether due or to become due and whether or not earned by performance, and whether now or hereafter acquired or arising in the future, and any proceeds arising therefrom or relating thereto.

"Administrative Borrower" has the meaning set forth in Section 2.11.

"Advances" means the Initial Advance and each Subsequent Advance.

"AFE" means an authority for expenditure issued by the operator of a Property and listing the expected expenditures of a proposed operation on such Property.

"Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

"Authorized Officer" means, with respect to any Person, the chief executive officer, chief financial officer, president or executive vice president of such Person.

"Avoidance Action" means all claims and causes of action of Debtors for harm to Debtors including claims and causes of action under Sections 544, 545, 547, 548, 549, 550, 552(b) and 553 of the Bankruptcy Code, all breach of fiduciary duty actions or any such actions claiming solely direct harm to Debtors; Avoidance Action includes all proceeds of such actions and any potential claim for or recovery of Debtors from any director and officer insurance with respect to such claims.

"Bankruptcy Code" means the United States Bankruptcy Code (11 U.S.C. § 101, et seq.), as amended, and any successor statute.

"Bankruptcy Court" has the meaning specified therefor in the recitals hereto (together with the United States District Court for the Eastern District of Texas, where applicable).

"Bankruptcy Court Orders" means the Interim Bankruptcy Court Order and the Final Bankruptcy Court Order.

"Bankruptcy Event" means (i) any failure by Borrowers to fulfill the Bankruptcy Obligations; (ii) the Bankruptcy Court Orders after delivery thereof pursuant hereto, shall for any reason fail or cease to create a valid and perfected Lien having the Requisite Priority, in favor of Lender on any Collateral; (iii) entry of any order in any Chapter 11 Case without the consent of Lender (x) for the appointment of a Chapter 11 trustee under Section 1104 of the Bankruptcy Code, (y) for the appointment of an examiner with enlarged powers (beyond those set forth in Sections 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1106(b) of the Bankruptcy Code or (z) to convert any Chapter 11 Case to a Chapter 7 case or to dismiss any Chapter 11 Case; (iv) filing of any motion by Borrowers or entry of any order by any court providing for either the sale of the ownership of the stock of Borrowers or the sale of all or substantially all of the assets of Borrowers under Section 363 of the Bankruptcy Code; (v) any failure by Borrowers to fulfill the obligations set forth in Section 6.11; (vi) any violation of the covenants contained in Sections 7.11 and 7.12; and (vii) any breach of the representations and warranties contained in Article IV that results in a Material Adverse Effect.

"Bankruptcy Obligations" has the meaning specified thereof in Section 6.11.

"Basic Documents" means Hydrocarbon Leases; Operating Agreements, Hydrocarbon purchase, sales, exchange, processing, gathering, treatment, compression and

transportation agreements; farm-out or farm-in agreements; unitization agreements; joint venture, exploration, limited or general partnership, dry hole, bottom hole, acreage contribution, purchase and acquisition agreements; area of mutual interest agreements; salt water disposal agreements, servicing contracts; easement and/or pooling agreements; surface leases, permits, licenses, rights-of-way, servitudes or other interests appertaining to the Properties and all other contracts and agreements (whether constituting executory contracts under Section 365 of the Bankruptcy Code or not) relating to the Properties.

"Board" means the Board of Governors of the Federal Reserve System of the United States of America.

"Borrower" has the meaning specified therefor in the preamble hereto.

"Borrowing Date" means each date upon which Lender makes Loans to Borrowers pursuant to Article II; provided, that in no event shall any Borrowing Date occur on or after the Final Maturity Date.

"Borrowing Notice" means a request by the Administrative Borrower, in form and substance satisfactory to Lender, for Loans in accordance with Section 2.02, specifying (i) the aggregate amount of such requested Advance, (ii) the requested date of such Advance, and (iii) the purpose for such Advance.

"Budget" means the cash requirement forecast setting forth cash receipts and disbursements of Loan Parties and the Loans projected to be outstanding on a weekly basis for the period beginning as of the date hereof through and including August 1, 2009, satisfactory in form and substance to Lender and attached as Schedule B hereto, together with any such successive cash requirement forecast required to be given hereunder from time to time, which shall be (i) updated, extended and delivered to Lender, and (ii) in form and substance satisfactory to Lender in its reasonable business judgment and consistent with the initial thirteen (13) week cash requirement forecast delivered to Lender on the date hereof. Without Lender's prior written consent, Borrowers' expenditures per period shall not exceed line items by more than 15% and the aggregate expenditures per period shall not exceed the gross budget by more than 15%.

"Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in Dallas, Texas, are authorized or required by law to remain closed.

"Capital Stock" means (i) with respect to any Person that is a corporation, any and all shares, options, warrants, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, and (ii) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person, in each case, whether voting or nonvoting, including common stock, preferred stock or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).

"Capitalized Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be

classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

"Carve-Out Expenses" means an amount sufficient for payment of: (i) all amounts payable to the United States Trustee pursuant to 28 U.S.C. § 1930(a)(6) or the Clerk of the Bankruptcy Court in an amount not to exceed 115% of the monthly budgeted disbursements for the budgeted line item titled "U.S. Trustee Fees" in the Budget, and (ii) allowed fees and expenses of professionals (including attorneys and financial advisors) for Debtors in an amount not to exceed $250,000.

"CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

"Chapter 11 Cases" has the meaning specified therefor in the recitals hereto.

"Closing Date" means the first date practicable following the entry of the Interim Bankruptcy Court Order by the Bankruptcy Court approving this Agreement on terms and conditions satisfactory to Lender in its sole discretion.

"Closing Fee" has the meaning specified therefor in Section 2.07(a).

"Code" means the Internal Revenue Code of 1986, as amended from time to time and, unless the context otherwise requires, the rules and regulations promulgated thereunder from time to time.

"Collateral" has the meaning specified therefor, in the case of Debtors, in Section 3.01.

"Collection Account" and "Collection Accounts" have the meanings specified therefor in Section 8.01.

"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

"Creditors' Committee" means the official committee of unsecured creditors.

"Debtor" has the meaning specified therefor in the preamble hereto.

"Default" means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

"Disclosed" means those writings or electronic communications from Loan Parties and any of their authorized representatives to Lender or its authorized representatives listed on Schedule 1.01A.

"Disposition" means any transaction, or series of related transactions, pursuant to which any Loan Party or any of its Subsidiaries sells, assigns, transfers or otherwise disposes of or any other property or assets (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person.

"Dollars" or "$" refers to lawful money of the United States of America.

"Employee Plan" means an employee benefit plan (other than a Multiemployer Plan) covered by Title IV of ERISA and maintained for employees of Borrowers or any of its ERISA Affiliates.

"Environmental and Safety Regulations" means all applicable foreign, federal, state or local laws, ordinances, codes, rules, orders and regulations with respect to any environmental, pollution, toxic or hazardous waste or health and safety law, including, without limitation, those promulgated by the United States Environmental Protection Agency, the Federal Energy Regulatory Commission, the Department of Energy, the Occupational Safety and Health Administration, the Department of the Interior, or any other foreign, federal or state regulatory agency, or any of their predecessor or successor agencies.

"Environmental Laws" shall mean any and all Governmental Requirements and Environmental and Safety Regulations pertaining to health or the environment in effect in any and all jurisdictions in which Borrowers are conducting or at any time have conducted business, or where any Property of Borrowers are located, including without limitation, the OPA, CERCLA, RCRA, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection laws. The term "oil" shall have the meaning specified in OPA, the terms "hazardous substance" and "release" (or "threatened release") have the meanings specified in CERCLA, and the terms "solid waste" and "disposal" (or "disposed") have the meanings specified in RCRA.

"Equipment" has the meaning assigned to that term in the UCC and includes all surface or subsurface machinery, goods, equipment, fixtures, inventory, facilities, supplies or other personal or moveable property of whatsoever kind or nature (excluding property rented by Borrowers or taken to the premises for temporary uses) now owned or hereafter acquired (in whole or in part) by Borrowers which are now or hereafter located on or under any of the lands attributable to the Properties which are used for the production, gathering, treatment, processing, storage or transportation of Hydrocarbons and whether or not attributable to the Properties (together with all accessions, additions and attachments to any thereof), including, without limitation, all Wells, casing, tubing, tubular goods, rods, pumping units and engines, Christmas trees, platforms, derricks, separators, compressors, gun barrels, flow lines, water injection lines, tanks, gas systems (for gathering, treating and compression), pipelines (including gathering lines, laterals and trunklines), chemicals, solutions, water systems (for treating, disposal and injection), power plants, poles, lines, transformers, starters and controllers, machine shops, tools, storage yards and equipment stored therein, telegraph, telephone and other communication systems, loading docks, loading racks, shipping facilities, platforms, well equipment, wellhead valves, meters, motors, pumps, tankage, regulators, furniture, fixtures, automotive equipment, forklifts,

storage and handling equipment, together with all additions and accessions thereto, all replacements and all accessories and parts therefor, all manuals, blueprints, documentation and processes, warranties and records in connection therewith including, without limitation, any and, to the extent permitted, all seismic data, geological data, geophysical data and interpretation of any of the foregoing, all rights against suppliers, warrantors, manufacturers, sellers or others in connection therewith, and together with all substitutes for any of the foregoing.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

"ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Borrowers within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions of this Agreement relating to obligations imposed under Section 412 of the Code).

"ERISA Event" means (a) a Reportable Event with respect to a Plan; (b) a withdrawal by a Borrower or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Borrower or any ERISA Affiliate.

"Event of Default" has the meaning assigned to such term in Article IX.

"Filing Date" means May 13, 2009, the date on which Debtors commenced the Chapter 11 Cases.

"Final Bankruptcy Court Order" means the final order of the Bankruptcy Court with respect to Debtors, (i) substantially in the form of the Interim Bankruptcy Court Order, as the same may be amended, modified or supplemented from time to time with the express written joinder or consent of Lender and Borrowers and (ii) in form and substance satisfactory to Lender, which order shall be in full force and effect and not vacated, modified, amended (without the express written joinder or consent of Lender), renewed, overturned, subject to a pending appeal, or stayed in any respect. The Final Bankruptcy Court Order shall not be satisfactory to Lender to the extent such order does not provide for the Lien of Lender on the Collateral to be superior in priority to any other Liens on the Collateral, excluding Permitted Priority Liens, and the Carve-Out Expenses.

"Final Bankruptcy Court Order Entry Date" means the date on which the Final Bankruptcy Court Order shall have been entered by the Bankruptcy Court.

"Final Maturity Date" means the expiration date of the period from the Closing Date to the earliest to occur of (i) the entry of a final non-appealable order authorizing Borrower to sell substantially all of its assets; (ii) March 31, 2010; or (iii) the date Borrowers pay Lender in full and terminate this Agreement.

"Fiscal Year" means the fiscal year of the Parent and its Subsidiaries ending on December 31st of each year.

"GAAP" means generally accepted accounting principles in the United States of America.

"Gas" means all natural gas, and any natural gas liquids and all products recovered in the processing of natural gas (other than condensate) including, without limitation, natural gasoline, casinghead gas, isobutane, normal butane, propane and ethane (including such methane allowable in commercial ethane) produced from or attributable to the Properties.

"Guarantee" of or by any Person (the "guarantor") means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to guaranty, endorse, co-make, discount with recourse or sell with recourse the obligation of a primary obligor, (b) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, regardless of nonperformance by any other party or parties to an agreement, (c) to purchase or lease property, securities or services for the purpose of assuring the owner of such primary obligation, Indebtedness or other obligation of the payment thereof, (d) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (e) to purchase any such primary obligation or any property constituting direct or indirect security therefor, or to advance or supply funds for the purchase or payment of any such primary obligation, (f) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation or (g) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

"Governing Documents" means, with respect to any Person, the certificate or articles of incorporation and by-laws, the certificate of formation and partnership (or other operating) agreement, or other organizational documents of such Person.

"Governmental Authority" means the government of the United States of America, any other nation, or any political subdivision thereof, whether state, local or tribal, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers, jurisdiction or functions of or pertaining to government over Borrowers, the Properties, or Lender.

"Governmental Requirements" means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement, whether now or hereinafter in effect, including, without limitation, Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.

"Hazardous Materials" means and include (a) all elements or compounds that are contained in the list of hazardous substances adopted by the United States Environmental Protection Agency and the list of toxic pollutants designated by Congress or the Environmental Protection Agency or under any Hazardous Substance Laws (as hereinafter defined), and (b) any "hazardous waste," "hazardous substance," "toxic substance," "regulated substance," "pollutant" or "contaminant" as defined under any Hazardous Substance Laws.

"Hazardous Substance Laws" means CERCLA, RCRA, the Federal Water Pollution Control Act, as amended, 33 U.S.C. 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. 2601 et seq., the Hazardous Liquid Pipeline Safety Act of 1979, as amended, 40 U.S.C. 2001 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. 136 et seq., the Federal Clean Air Act, 42 U.S.C. 7401 et seq., any so-called federal, state or local "superfund" or "superlien" statute, and any other applicable federal, state or local law, rule, regulation or ordinance related to the remediation, clean-up or reporting of environmental pollution or contamination or imposing liability (including strict liability) or standards of conduct concerning any Hazardous Materials.

"Hedging Agreement" means any interest rate, foreign currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

"Hydrocarbon" or "Hydrocarbons" means Oil and Gas.

"Hydrocarbon Lease" or "Hydrocarbon Leases" means, whether one or more, (a) those certain oil, gas and/or mineral leases described in Exhibit A attached hereto, and any other interests in the leases or any other lease of Hydrocarbon property, whether now owned or hereafter acquired by Borrowers, in the leases covered thereby, and any extension, renewals, corrections, modifications, elections or amendments (such as those relating to unitization) of any such lease or leases, (b) other Hydrocarbon and/or mineral leases or other interests pertaining to the Properties, whether now owned or later acquired, which may now and hereafter be made subject to the Lien of the Interim Bankruptcy Court Order, and (c) any permit, concession or similar grant by a Governmental Authority authorizing the development, exploration, extraction and sale of Hydrocarbons.

"Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations

of such Person under conditional sale or other title retention agreements relating to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder may be limited to repossession or sale of such property, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capitalized Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances and similar facilities, (k) the net termination obligations, calculated on any date, on a basis reasonably satisfactory to Lender and in accordance with accepted practice as if the Hedging Agreement was terminated on such date, of such Person under Hedging Agreements, (l) all monetary obligations under any receivables factoring, receivable sales or similar transactions and all monetary obligations under any synthetic lease, tax ownership/operating lease, off-balance sheet financing or similar financing, (m) liabilities incurred under a Plan or under ERISA with respect to any Plan.

"Indemnified Party or Parties" has the meaning set forth in Section 10.02.

"Initial Advance" has the meaning set forth in Section 2.01.

"Initial Advance Effective Date" has the meaning set forth in Section 5.01.

"Insolvency Proceeding" means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, or extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

"Intellectual Property" means, collectively, licenses, service marks, tradenames, patents, patent applications, trademarks, trademark applications, copyrights, copyright applications, internet domain names and other intellectual property rights, whether or not Registered.

"Interest Payment Date" means the first day of each calendar month.

"Interim Bankruptcy Court Order" means the order of the Bankruptcy Court approving this Agreement with respect to Debtors, substantially in the form of Exhibit B hereto, as the same may be amended, modified or supplemented from time to time with the express written joinder or consent of Lender and Borrowers, which order shall be in full force and effect and not vacated, modified, amended (without the express written joinder or consent of Lender), renewed, overturned, subject to a pending appeal, or stayed in any respect.

"Interim Bankruptcy Court Order Entry Date" means the date on which the Interim Bankruptcy Court Order shall have been entered by the clerk of the Bankruptcy Court.

"Inventory" means, with respect to any Person, all goods and merchandise of such Person, including, without limitation, all raw materials, work-in-process, packaging, supplies, materials and finished goods of every nature used or usable in connection with the shipping, storing, advertising or sale of such goods and merchandise, whether now owned or hereafter acquired, and all such other property the sale or other disposition of which would give rise to an Account Receivable or cash.

"Lease" means any lease of real property (but excluding a Hydrocarbon Lease) to which any Loan Party or any of its Subsidiaries is a party as lessor or lessee.

"Lender" has the meaning specified therefor in the preamble hereto.

"Lien" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

"Loan Account" means one or more accounts to be opened by Borrowers at the bank of Borrowers' choice that satisfies the requirements of Bankruptcy Code Section 345, in which Borrowers shall receive the Loan Proceeds and from which Borrowers shall make all disbursements in accordance with the Budget; provided, that Lender shall have a first priority, perfected security interest and lien in and on such accounts.

"Loan Documents" means this Agreement, the Promissory Note, the Security Agreement, the Mortgage, the Interim Bankruptcy Court Order, the Final Bankruptcy Court Order, any depository account, blocked account, lockbox accounts or similar agreements entered into in respect of Loan Parties' cash management arrangements, and any other agreements, instruments and other documents executed by Borrowers or any of its Affiliates in favor of Lender in connection with any of the Transactions, including without limitation, the agreements set forth on Schedule A.

"Loan Parties" has the meaning specified therefor in the preamble hereto.

"Loans" means the loans made by Lender to Borrowers pursuant to this Agreement.

"Material Adverse Effect" means a material adverse effect resulting in a decrease of $100,000 or more in the value as of the date of entry of the Interim Bankruptcy Court Order of the Collateral.

"Maximum Rate" means, with respect to the holder of any note hereunder, the maximum non-usurious interest rate, if any, that at any time, or from time to time, may be under applicable law contracted for, taken, reserved, charged or received on the indebtedness evidenced by this Agreement or any note hereunder.

"Monthly Reports" means all monthly reports or applications prepared by Borrowers in the ordinary course, including, but not limited to, reports or applications furnished to (i) the United States Trustee; (ii) any Government Authority or regulator; and (iii) any other non-debtor third parties.

"Mortgage" means that certain Deeds of Trust, Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement of even date herewith from Energytec, Inc. in favor of Lender, and all supplements, assignments, amendments, and restatements thereto (or any agreement in substitution therefor).

"Multiemployer Plan" means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

"Net Cash Proceeds" means, with respect to the Disposition by any Loan Party or any of its Subsidiaries of any of the Collateral, the amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary, in connection therewith after deducting therefrom only (A) transfer taxes paid to any taxing authorities by such Person or such Subsidiary in connection therewith, and (B) net income taxes to be paid in connection with such Disposition (after taking into account any tax credits or deductions directly arising from or as a result of such Disposition and any tax sharing arrangements).

"Obligations" means all post-petition present and future indebtedness, obligations, and liabilities of each Loan Party to Lender, whether or not the right of payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured, unsecured, whether or not such claim is discharged, stayed or otherwise affected by any Insolvency Proceeding, including, without limitation, the Chapter 11 Cases. Without limiting the generality of the foregoing, the Obligations of each Loan Party under the Loan Documents include (a) the obligation to pay principal, interest, charges, expenses, fees, attorneys' fees and disbursements, indemnities and other amounts payable by such Person under the Loan Documents, and (b) the obligation of such Person to reimburse any amount in respect of any of the foregoing that Lender (in its sole discretion) may elect to pay or advance on behalf of such Person.

"Oil" means all crude oil, condensate and other liquid hydrocarbon substances (other than Gas).

"OPA" means the Oil Pollution Act of 1990, as amended.

"Operating Agreement" means any joint operating agreement and related participation and/or exploration agreement, to the extent such documents are related to each other in whole or in part, covering or applying to any one or more of the Properties.

"Operator" means a Person who holds a working or operating interest in any Property either as a fee owner or under a Hydrocarbon Lease or any other form of contract granting working or operating rights.

"Other Taxes" has the meaning specified therefor in Section 2.08 (b).

"Parent" means Energytec, Inc., a Nevada corporation.

"Payment Office" means Lender's office located at 16 East 16th Street, Tulsa, Oklahoma 74112 or at such other office or offices of Lender as may be designated in writing from time to time by Lender to the Administrative Borrower.

"PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

"Pending Regulatory Issues" means those pending regulatory issues with the Texas Railroad Commission disclosed on Part A of Schedule D relating to various regulatory matters, including, without limitation, well plugging and abandoning obligations which the Texas Railroad Commission asserts are obligations of a Borrower and which such Borrower disputes.

"Permitted Encumbrances" means:

(a) Liens securing the Obligations;

(b) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 6.04;

(c) carriers', warehousemen's, mechanics', materialmen's, repairmen's and other Liens imposed by law and/or, arising in the ordinary course of business;

(d) pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations or to obtain letters of credit to post for such purposes;

(e) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations, or as to which payment and enforcement is stayed under the Bankruptcy Code or pursuant to orders of the Bankruptcy Court, and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of Loan Parties or any Subsidiary;

(g) rights of setoff or bankers' liens to the extent arising in the ordinary course of business; and

(h) other Liens securing obligations acceptable to Lender.

"Permitted Indebtedness" means:

(a) any Indebtedness owing to Lender under this Agreement and/or the other Loan Documents;

(b) any Indebtedness existing on the Filing Date; and

(c) Indebtedness of any Loan Party to another Loan Party.

"Permitted Priority Lien" shall mean any valid, perfected non-avoidable Permitted Encumbrance existing prior to the Final Bankruptcy Court Order Entry Date or, with respect to the Final Bankruptcy Court Order, on and after the Final Bankruptcy Court Order Entry Date; provided, however, that the term Permitted Priority Lien shall not include the Liens described in clauses (a) and (h) of the definition of the term Permitted Encumbrances.

"Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

"Personal Property" means all personal property of every kind, whether now owned or later acquired, including all goods (including Equipment), documents, accounts, chattel paper (whether tangible or electronic), money, deposit accounts, letters of credit and letter-of-credit rights (without regard to whether the letter of credit is evidenced by a writing), documents, securities and all other investment property, supporting obligations, any other contract rights (including all rights in transportation agreements, processing agreements, delivery agreements and seismic agreements related to the Properties) or rights to the payment of money, insurance claims and proceeds, all general intangibles (including all payment intangibles and rights to seismic and other geophysical data) and all permits, licenses, books and records related to the Properties or the business of Borrowers as it relates to the Properties in any way whatsoever.

"Plan" means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which Borrowers or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA that was maintained, contributed to or required to be contributed to by Borrowers or any ERISA Affiliate during the six (6) calendar years preceding the date of borrowing hereunder.

"Possible Regulatory Matters" means possible well plugging and abandoning obligations relating to the wells identified on Part B of Schedule D that may be the responsibility of a Borrower, likely to be required during the term of this Agreement, but which have not yet been formally asserted against a Borrower.

"Post-Default Rate" means a per annum rate equal to the lesser of (a) the interest rate provided in Section 2.06(a) below plus two percent (2%) and (b) the Maximum Rate; however, in no event shall the Post-Default Rate exceed the Maximum Rate taking into account all interest, fees, and charges hereunder.

"Promissory Note" means the Promissory Note of even date herewith, executed by Borrowers and made payable to Lender in the maximum principal of $1,500,000 and all

renewals, extensions, modifications and replacements of, or substitutions for, such promissory note.

"Property" or "Properties" means, collectively the Hydrocarbon Leases, Leases and all other real and personal property of Borrowers, whether now owned or later acquired and without regard to whether such property is related to any of the Hydrocarbon Leases or Leases, including but not limited to all Personal Property and all Basic Documents associated therewith.

"Registered" means, with respect to any Intellectual Property, issued, registered, renewed or the subject of a pending application.

"Regulation T", "Regulation U" and "Regulation X" mean, respectively, Regulations T, U and X of the Board or any successor, as the same may be amended or supplemented from time to time.

"Release" means Hazardous Materials that are pumped, spilled, leaked, disposed of, emptied, discharged or otherwise released into the environment in violation of applicable laws.

"Remedial Work" has the meaning set for in Section 6.16.

"Requirement of Law" means, as to any Person, the Governing Documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

"Requisite Priority" means, with respect to each Lien in favor of Lender on the assets of Debtor, that such Lien has the priority specified therefor in Section 3.01 hereof.

"Royalty Interest" means an expense-free interest retained by a mineral lessor in a Hydrocarbon Lease, an overriding royalty reserved by or conveyed to a Person or any other expense-free right to receive production or revenues from a Property or Hydrocarbon Lease.

"Security Agreement" means that certain Security Agreement of even date herewith from Borrowers in favor of Lender, and all supplements, assignments, amendments, and restatements thereto (or any agreement in substitution therefor).

"Subsequent Advance" has the meaning set forth in Section 2.01.

"Subsequent Advance Effective Date" has the meaning set forth in Section 5.02.

"Subsidiary" means, with respect to any Person at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general

partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

"Taxes" has the meaning specified therefor in Section 2.08(a).

"Technology Systems" means the electronic data processing, business management, information, recordkeeping, communications and telecommunications systems (including all computer programs, software, databases, firmware, hardware and related documentation) that are used by Loan Parties in their respective businesses.

"Transactions" means the execution, delivery and performance by Borrowers of this Agreement, the borrowing of Loans and the use of the proceeds thereof.

"Transferee" has the meaning specified therefor in Section 2.08(a).

"UCC" means the Uniform Commercial Code presently in effect in the State of Texas or other jurisdiction in which a Property is located, as applicable.

"United States Trustee" means Office of the United States Trustee.

"Warrant" means that certain Warrant to Purchase Common Shares of Energytec, Inc. of even date with this Agreement, executed by Energytec, Inc. in favor of Lender providing for the Lender's right to purchase common stock of Energytec, Inc. equal to 5% of its outstanding shares of common stock after exercise of such Warrant, for a purchase price of $0.001 per share.

"Well" means any existing Hydrocarbon well, salt water disposal well, injection well, water supply well or any other well located on or related to the Properties or any well which may hereafter be drilled and/or completed on any of the Properties, or any facility or equipment in addition to or replacement of any well.

Section 1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same

meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.03 Accounting Terms; GAAP; Other Terms. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP applicable to the Person in reference to which such term is used, as in effect from time to time; provided that, if Borrowers notify Lender that Borrowers request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if Lender notifies Borrowers that Lender requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith, pursuant to an amendment approved as to form and substance by Borrowers and Lender. All terms used in this Agreement which are defined in Article 8 or Article 9 of the Uniform Commercial Code as in effect from time to time in the State of Texas (the "Uniform Commercial Code") and which are not otherwise defined herein shall have the same meanings herein as set forth therein, provided that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of Texas on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as Lender may otherwise determine.

ARTICLE II

The Loans

Section 2.01 Making the Loans. Subject to the satisfaction of the conditions set forth in Article V below, and further subject the terms and conditions and relying upon the representations and warranties herein set forth and subject to the Bankruptcy Court Orders, Lender agrees to make Loans to Borrowers in separate advances as follows, each such advance being made in accordance with and subject to the terms and conditions of Article V and a subsequent advances or advances (which at Borrowers' option can be made in increments of $50,000.00) up to a maximum of $1,500,000.00 or such lesser amount as the Bankruptcy Court may approve as set forth in the Final Bankruptcy Court Order (each a "Subsequent Advance") being made in accordance with and subject to the terms and conditions of Article V; provided, however, that (other than the Initial Advance and those advances in the Budget as approved by the Lender) the maximum advance in any one calendar month shall not exceed $150,000.00.

Section 2.02 Funding of Loans. The Administrative Borrower shall give Lender a Borrowing Notice (which shall be confirmed by telephone) not later than 11:00 a.m. (Central Standard time) three (3) Business Days prior to the proposed Borrowing Date (or such shorter period as may be agreed to by Lender). Lender shall make the Loan to be made by it hereunder on the Borrowing Date by wire transfer of immediately available funds by 12:00 noon, Central Standard time, to the account of the Borrower most recently designated by Administrative Borrower for such purpose by notice to Lender.

Section 2.03 Repayment of Loans. Borrower must make each payment on the Loans without offset, counterclaim, or deduction to the Payment Office, or such other place as designated by Lender, in funds that will be available for immediate use by Lender by 2:00 p.m. (Central Standard time) on the day due. Payments received after such time will be deemed received on the next Business Day. All Indebtedness incurred hereunder shall be due and payable on the Final Maturity Date.

Section 2.04 Evidence of Debt.

(a) Lender shall maintain in accordance with customary industry practice an account or accounts evidencing the Indebtedness of Borrowers to Lender resulting from each Loan made by Lender, including the amounts of principal and interest payable and paid to Lender from time to time hereunder.

(b) Lender shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrowers to Lender hereunder and (iii) the amount of any sum received by Lender.

(c) The entries made in the accounts maintained pursuant to paragraph (a) or (b) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of Borrowers to repay the Loans in accordance with the terms of this Agreement.

(d) Borrowers shall execute and deliver the Promissory Note payable to the order of Lender to evidence the Obligations hereunder.

Section 2.05 Mandatory Prepayment of Loans.

(a) Mandatory Prepayment.

(i) Immediately upon receipt of any proceeds of any Disposition by any Loan Party or its Subsidiaries of any of the Collateral, Borrowers shall prepay the outstanding principal amount of the Loans in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such Disposition. Any payment required to be made under this subsection (i) shall be applied as set forth in Section 2.09.

(ii) Without limiting any other provision of this Agreement or any other Loan Document permitting or requiring prepayment of any Loan in whole or in part, Borrowers shall prepay the Loans in full without premium or penalty on March 31, 2010 in the event the Final Bankruptcy Court Order shall not have been entered on or before such date. Any payment required to be made under this subsection (ii) shall be applied as set forth in Section 2.09.

(b) Interest, Fees and Expenses. Any prepayment made pursuant to this Section 2.05 shall be accompanied by (i) accrued interest on the principal amount being prepaid to the date of prepayment in accordance with Section 2.06(c), and (ii) the payment of (A) all fees

accrued on the Loans pursuant to Section 2.07 and (B) all costs and expenses payable by Borrowers pursuant to the terms of Section 11.03 of this Agreement.

(c) Cumulative Prepayments. Except as otherwise expressly provided in this Section 2.05, payments with respect to any subsection of this Section 2.05 are in addition to payments made or required to be made under any other Section or subsection of this Agreement.

Section 2.06 Interest.

(a) Each Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of such Loan until such principal amount becomes due, at a rate per annum equal to ten percent (10%).

(b) Notwithstanding the foregoing, to the extent permitted by law, (i) upon the occurrence and during the continuance of an Event of Default, the principal of, and all accrued and unpaid interest on, all Loans, fees, indemnities or any other Obligations of Loan Parties under this Agreement and the other Loan Documents shall bear interest, from the date such Event of Default occurred until the date such Event of Default is cured or waived in writing in accordance herewith, and (ii) if any interest on any Loan, any fees, indemnities or any other Obligations of Loan Parties under this Agreement and the other Loan Documents are not paid when due, such overdue amount shall bear interest, in each case, at the Post-Default Rate until paid.

(c) Accrued interest on the Loans shall be payable in arrears on each Interest Payment Date; provided that (i) interest accrued pursuant to paragraph (b) of this Section shall be payable on demand and (ii) in the event of any repayment or prepayment of the Loans, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(d) All interest hereunder shall be computed on the basis of a year of 360 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

Section 2.07 Fees.

(a) Closing Fee and Initial Lender Expenses. (i) On or prior to the Initial Advance Effective Date, Borrowers shall pay to Lender a non-refundable closing fee of $15,000.00 (the "Closing Fee"), which shall be deemed fully earned when paid; and (ii) all of the expenses, including, without limitation, reasonable attorneys fees incurred by Lender and estimated to be $15,000.00.

(b) Audit and Collateral Monitoring Fees. Borrowers acknowledge that pursuant to Section 6.06, representatives of Lender may visit any or all of Loan Parties and/or conduct audits, inspections, valuations and/or field examinations of any or all of Loan Parties at any time and from time to time in a manner so as to not unduly disrupt the business of Loan Parties. Borrowers agree to pay (i) the actual and reasonable cost for the examiner plus the examiner's out-of-pocket costs and reasonable expenses incurred in connection with all such visits, audits, inspections, valuations and field examinations and (ii) the cost of all visits, audits, inspections, valuations and field examinations conducted by a third party on behalf of Lender.

Section 2.08 Taxes.

(a) Any and all payments by any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on the net income of Lender (or any transferee or assignee thereof, including a participation holder (any such entity, a "Transferee") by the jurisdiction in which such Person is organized or has its principal lending office (all such non-excluded taxes, levies, imposts, deductions, charges withholdings and liabilities, collectively or individually, "Taxes"). If any Loan Party shall be required to deduct any Taxes from or in respect of any sum payable hereunder to Lender (or any Transferee), (i) the sum payable shall be increased by the amount (an "additional amount") necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.08) Lender (or such Transferee) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, each Loan Party agrees to pay to the relevant Governmental Authority in accordance with applicable law any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document ("Other Taxes"). Each Loan Party shall deliver to Lender official receipts in respect of any Taxes or Other Taxes payable hereunder promptly after payment of such Taxes or Other Taxes.

(c) Loan Parties hereby jointly and severally indemnify and agree to hold Lender harmless from and against Taxes and Other Taxes (including, without limitation, Taxes and Other Taxes imposed on any amounts payable under this Section 2.08) paid by such Person, whether or not such Taxes or Other Taxes were correctly or legally asserted. Such indemnification shall be paid within 10 days from the date on which any such Person makes written demand therefore specifying in reasonable detail the nature and amount of such Taxes or Other Taxes.

(d) Lender (or Transferee) claiming any indemnity payment or additional payment amounts payable pursuant to this Section 2.08 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested in writing by the Administrative Borrower or to change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such indemnity payment or additional amount that may thereafter accrue, would not require Lender (or Transferee) to disclose any information Lender (or Transferee) deems confidential and would not, in the sole determination of Lender (or Transferee), be otherwise disadvantageous to Lender (or Transferee).

(e) The obligations of Loan Parties under this Section 2.08 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 2.09 Order of Application. Upon the occurrence and during the continuance of an Event of Default or in the event of a mandatory prepayment required under Section 2.05, Lender shall apply all payments in respect of any Obligations and all proceeds of the Collateral (i) first, to pay the Obligations in respect of any fees, expense reimbursements and indemnities then due to Lender until paid in full; (ii) second, to pay interest due in respect of the Loans; (iii) third, ratably to pay principal of the Loans until paid in full; and (vii) fourth, to the payment of all other Obligations then due and payable in the order and manner that Lender deems appropriate.

Section 2.10 Joint and Several Liability of Borrowers.

(a) Notwithstanding anything in this Agreement or any other Loan Document to the contrary, each of Borrowers hereby accepts joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by Lender under this Agreement and the other Loan Documents, for the mutual benefit, directly and indirectly, of each of Borrowers and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations. Each of Borrowers, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 2.10), it being the intention of the parties hereto that all of the Obligations shall be the joint and several obligations of each of Borrowers without preferences or distinction among them. If and to the extent that any of Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event, the other Borrowers will make such payment with respect to, or perform, such Obligation. Subject to the terms and conditions hereof, the Obligations of each of Borrowers under the provisions of this Section 2.10 constitute the absolute and unconditional, full recourse Obligations of each of Borrowers, enforceable against each such Person to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement, the other Loan Documents or any other circumstances whatsoever.

(b) The provisions of this Section 2.10 are made for the benefit of Lender and its successors and assigns, and may be enforced by them from time to time against any or all of Borrowers as often as occasion therefor may arise and without requirement on the part of Lender, or such successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any of the other Borrowers or to exhaust any remedies available to it or them against any of the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.10 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied.

(c) Each of Borrowers hereby agrees that it will not enforce any of its rights of contribution or subrogation against the other Borrowers with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Lenders with respect to any of the Obligations or any Collateral, until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower may have against any

other Borrower with respect to any payments to Lender hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations.

Section 2.11 Energytec, Inc. as Agent for Borrowers. Each Borrower hereby irrevocably appoints Energytec, Inc. as the borrowing agent and attorney-in-fact for Loan Parties (the "Administrative Borrower") which appointment shall remain in full force and effect unless and until Lender shall have received prior written notice signed by all Loan Parties that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (i) to provide to Lender and receive from Lender all notices with respect to Loans obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (ii) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Loans and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loan Account and Collateral of Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Lender shall not incur liability to Borrowers as a result hereof. Each of Borrowers expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce Lender to do so, and in consideration thereof, each of Loan Parties hereby jointly and severally agrees to indemnify the Indemnified Parties and hold the Indemnified Parties harmless against any and all liability, expense, loss or claim of damage or injury, made against such Indemnified Parties by any of Borrowers or by any third party whosoever, arising from or incurred by reason of (a) the handling of the Loan Account and Collateral of Borrowers as herein provided, (b) Lender relying on any instructions of the Administrative Borrower, or (c) any other action taken by Lender or any Lender hereunder or under the other Loan Documents.

Section 2.12 Currency; Judgment. Dollars shall be the currency of account in the case of all payments pursuant to or arising under this Agreement or under any other Loan Document, and all such payments shall be made to Lender in immediately available funds.

ARTICLE III

Security And Administrative Priority

Section 3.01 Collateral; Grant of Lien and Security Interest

(a) As security for the full and timely payment and performance of all of the Obligations, each Debtor hereby, as of the Interim Bankruptcy Court Order Entry Date, assigns, pledges and grants to Lender:

(i) under Section 364(c)(2) of the Bankruptcy Code, a first priority, perfected security interest in and Lien on all property of the estate of each Debtor,

whether existing on the Filing Date or thereafter acquired, that, on or as of the Filing Date, is not subject to valid, perfected and non-avoidable Liens, including, without limitation, all cash and cash collateral of Debtors, inventory, accounts receivable, other rights to payment whether arising before or after the Filing Date, contracts, properties, plants, Equipment, general intangibles, documents, instruments, interests in leaseholds, real properties, patents, copyrights, trademarks, trade names, other Intellectual Property, Capital Stock of Subsidiaries, trademarks, trade names, all deposit accounts, all cash maintained in deposit and other accounts, all commercial tort claims and all causes of action arising under the Bankruptcy Code, including, without limitations, any Avoidance Actions, or otherwise and all proceeds of the foregoing; and

(ii) under Section 364(c)(3) of the Bankruptcy Code, a perfected junior security interest in and Lien on all property of the estate of each Debtor (other than to the extent a Lien and security interest was granted under clause (i) above), whether now existing or hereafter acquired, that is subject only to valid, perfected and non-avoidable Liens that constitute Permitted Priority Liens (all property of Debtors subject to the security interest referred to in this Section 3.01, including, but not limited to, the Collateral described on Exhibit A hereto, being hereafter collectively referred to as part of the "Collateral").

(b) Upon entry of the Interim Bankruptcy Court Order, the Liens and security interests in favor of Lender referred to in this Section 3.01 hereof shall be valid and perfected Liens and security interests in the Collateral. Such Liens and security interests and their priority shall remain in effect until all Obligations shall have been repaid in cash in full.

(c) Notwithstanding anything herein to the contrary (i) all proceeds received by Lender from the Collateral subject to the Liens granted in this Section 3.01 and in each other Loan Document and by the Bankruptcy Court Orders shall be subject to the prior payment of the Carve-Out Expenses, and (ii) no Person entitled to Carve-Out Expenses shall be entitled to sell or otherwise dispose, or seek, sell or otherwise dispose of any Collateral.

Section 3.02 Administrative Priority. Each of Debtors agrees for itself that the Obligations of such Person shall constitute allowed administrative expenses in the Chapter 11 Cases, having priority over all administrative expenses of and unsecured claims against such Person now existing or hereafter arising, of any kind or nature whatsoever, including, without limitation, all administrative expenses of the kind specified in, or arising or ordered under, Sections 105, 326, 328, 503(b), 506(c), 507(a), 507(b), 546(c) and 1114 of the Bankruptcy Code, subject, as to priority, only to Carve-Out Expenses.

Section 3.03 Grants, Rights and Remedies. The Liens and security interests granted pursuant to Section 3.01 hereof and the administrative priority granted pursuant to Section 3.02 hereof may be independently granted by the Loan Documents and by other Loan Documents hereafter entered into. This Agreement, the Bankruptcy Court Orders and such other Loan Documents supplement each other, and the grants, priorities, rights and remedies of Lender hereunder and thereunder are cumulative.

Section 3.04 No Filings Required. The Liens and security interests referred to in this Article III shall be deemed valid and perfected by entry of the Interim Bankruptcy Court Order, and entry of the Interim Bankruptcy Court Order shall have occurred on or before the date

of any Loan. Lender shall not be required to file any financing statements, mortgages, notices of Lien or similar instruments in any jurisdiction or filing office or to take any other action in order to validate or perfect the Lien and security interest with respect to Debtors granted by or pursuant to this Agreement, the Bankruptcy Court Orders or any other Loan Document.

Section 3.05 Survival. The Liens, lien priority, administrative priorities and other rights and remedies with respect to Debtors granted to Lender pursuant to this Agreement, the Bankruptcy Court Orders and the other Loan Documents (specifically including, but not limited to, the existence, perfection and priority of the Liens and security interests provided herein and therein, and the administrative priority provided herein and therein) shall not be modified, altered or impaired in any manner by any other financing or extension of credit or incurrence of indebtedness by any Borrower (pursuant to Section 364 of the Bankruptcy Code or otherwise), by any dismissal or conversion of any of the Chapter 11 Cases, or by the confirmation of a plan of reorganization in any of the Chapter 11 Cases which does not (i) contain a provision for payment in full in cash of all Obligations of Borrowers and the other Loan Parties hereunder and under the other Loan Documents on or before the effective date of such plan or plans upon entry thereof and (ii) provide for the continuation of the Liens and security interests granted to Lender and the priorities thereof until the earlier of (A) such plan effective date, and (B) the date the Obligations are paid in full in cash, or by any other act or omission whatsoever. Without limitation, notwithstanding any such order, financing, extension, incurrence, dismissal, conversion, act or omission:

(a) except for the Carve-Out Expenses having priority of payment, no costs or expenses of administration which have been or may be incurred in the Chapter 11 Cases or any conversion of the same or in any other proceedings related thereto, and no priority claims, are or will be prior to or on a parity with any claim of Lender against any Debtor in respect of any Obligation;

(b) the Liens in favor of Lender with respect to Debtors set forth in Section 3.01 hereof shall constitute valid and perfected Liens and security interests, having the Requisite Priority and shall be prior to all other Liens and security interests, now existing or hereafter arising, in favor of any other creditor or any other Person whatsoever, except as otherwise provided hereunder; and

(c) the Liens in favor of Lender with respect to Debtors set forth herein and in the other Loan Documents shall continue to be valid and perfected against Debtors without the necessity that Lender file financing statements, mortgages or otherwise perfect its Lien under applicable non-bankruptcy law.

ARTICLE IV

Representations And Warranties

Loan Parties hereby represent and warrant to Lender that:

Section 4.01 Organization; Powers; Capitalization of Parent. Loan Parties (a) are duly organized, validly existing and in good standing under the laws of their jurisdiction of

organization, (b) have all requisite power and authority to carry on their business as now conducted, subject, in the case of Debtors, to the entry and terms of the Bankruptcy Court Orders, (c) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, or where the failure to be so qualified is the result of the status of Loan Parties as debtors-in-possession under the Chapter 11 Cases, are qualified to do business in, and are in good standing in, every jurisdiction where such qualification is necessary. As of the date hereof, without giving effect to the Warrant, the authorized capital stock of the Parent consists of 10,000,000 shares of preferred stock, $0.001 par value, none of which have been issued and 90,000,000 shares of common stock, $0.001 par value, with 69,851,545 (fully diluted) common shares outstanding or reserved for issuance on account of all warrant options or other rights of purchase or acquisition thereof.

Section 4.02 Authorization; Enforceability. The Transactions are within each Loan Party's corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. Subject, in the case of Debtors, to the entry of, and the terms of, the Bankruptcy Court Orders, each Loan Document to which any Loan Party is a party has been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms.

Section 4.03 Governmental Approvals; No Conflicts. Except for the entry of the Bankruptcy Court Orders, the Transactions do not require any consent, approval, authorization or order of, notice to, registration or declaration or filing with, or any other action by, any Governmental Authority or any other Person, except such as have been obtained or made and are in full force and effect.

Section 4.04 Subsidiaries. Schedule 4.04 is a complete and correct description of the name, jurisdiction of incorporation and ownership of the outstanding Capital Stock of the Subsidiaries of the Parent in existence on the date hereof.

Section 4.05 Financial Condition

(a) On or before the Initial Advance Effective Date, the Parent has furnished to Lender the Budget and the thirteen week cash requirement forecast, as the Budget and such thirteen week cash requirement forecast shall be updated from time to time. The Budget and the thirteen week cash requirement forecast, when delivered and, as so updated, shall be believed by the Parent at the time furnished to be reasonable, shall have been prepared on a reasonable basis and in good faith by the Parent, and shall have been based on assumptions believed by the Parent to be reasonable at the time made and upon the best information then reasonably available to the Parent, and the Parent shall not be aware of any facts or information that would lead it to believe that such Budget, as so updated, is incorrect or misleading in any material respect.

(b) On or before the Subsequent Advance Effective Date, the Parent will deliver to Lender the Budget in form and substance similar to the Budget attached as Schedule B, updated for the passage of time.

Section 4.06 Compliance with Laws and Agreements. To the best knowledge of the Loan Parties, the Loan Parties and their respective Subsidiaries are in compliance with all laws, regulations, orders, writs, injunctions and decrees of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except (a) for such violations existing as of or resulting from the commencement of the Chapter 11 Cases, (b) Pending Regulatory Issues, and (c) where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

Section 4.07 Taxes. Each of the Parent and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and for which it has set aside on its books in accordance with GAAP adequate reserves with respect thereto, (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect, or (c) to the extent that such payment or any enforcement action is stayed as a result of the Chapter 11 Cases. None of the Loan Parties has any knowledge of any tax audits threatened or presently conducted in respect of the Parent or any of its Subsidiaries that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

Section 4.08 Disclosure. Each Loan Party has, in good faith and to the best of its knowledge disclosed to Lender all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

Section 4.09 Other Obligations. Neither the Parent nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any obligation, covenant or condition in any agreement, document or instrument to which it is a party or by which it is bound, except to the extent that (a) such default, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (b) the enforcement of such default is stayed by virtue of the filing of the Chapter 11 Cases, (c) any alleged default has resulted in litigation described on Schedule 4.26, or (d) has been disclosed in writing to Lender.

Section 4.10 Use of Proceeds. The proceeds of the Loans shall be used strictly for post-petition needs of Borrowers in accordance with the Budget and subject to the terms and conditions of this Agreement.

Section 4.11 Intellectual Property. Except as set forth on Schedule 4.11, each Loan Party owns or licenses or otherwise has the right to use all Intellectual Property and Technology Systems that are necessary for the operation of its business, without infringement upon or conflict with the rights of any other Person with respect thereto, except for such infringements and conflicts which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Set forth on Schedule 4.11 is a complete and accurate list as of the Initial Advance Effective Date of all such Intellectual Property (other than commercial software licenses generally available to the public) and Technology Systems. All such Intellectual Property owned by a Loan Party is valid, subsisting and enforceable, and no

such Intellectual Property has been abandoned, canceled or adjudicated invalid (excepting any expirations in the ordinary course), or is subject to any outstanding order, judgment or decree restricting its use or adversely affecting or reflecting such Loan Party's rights thereto, or is the subject of any suit, action, reissue, reexamination, public protest, interference, arbitration, mediation, opposition, cancellation or other proceeding.

Section 4.12 Name; Jurisdiction of Organization; Organizational ID Number; Chief Place of Business; Chief Executive Office; FEIN. Schedule 4.12 sets forth a complete and accurate list as of the Initial Advance Effective Date of (i) the exact legal name of each Loan Party, (ii) the jurisdiction of organization of each Loan Party, (iii) the organizational identification number of each Loan Party (or indicates that such Loan Party has no organizational identification number), (iv) each place of business of each Loan Party, (v) the chief executive office of each Loan Party and (vi) the federal employer identification number of each Loan Party.

Section 4.13 Tradenames. Schedule 4.13 hereto sets forth a complete and accurate list as of the Initial Advance Effective Date of all tradenames, business names or similar appellations used by each Loan Party or any of its divisions or other business units during the past five years.

Section 4.14 Administrative Priority; Lien Priority.

(a) After the Interim Bankruptcy Court Order Entry Date, the Obligations of Debtors will constitute allowed administrative expenses in the Chapter 11 Cases, having priority in payment over all other administrative expenses and unsecured claims against Debtors now existing or hereafter arising, of any kind or nature whatsoever, including without limitation all administrative expenses of the kind specified in, or arising or ordered under, Sections 105, 326, 328, 503(b), 506(c), 507(a), 507(b), 546(c), 726 and 1114 of the Bankruptcy Code, subject, as to priority, to the prior payment of the Carve-Out Expenses;

(b) Upon entry of the Interim Bankruptcy Court Order, the Lien and security interest of Lender on the Collateral of Debtors shall be a valid and perfected Lien having the Requisite Priority; and

(c) On and after the Interim Bankruptcy Court Order Entry Date and prior to the Final Bankruptcy Court Order Entry Date, the Interim Bankruptcy Court Order is in full force and effect, and has not been reversed, modified, amended, or vacated absent the written consent of Lender and Borrowers and, to the best of the Loan Parties knowledge, is not subject to a pending appeal or stayed in any respect and after the Final Bankruptcy Court Order Entry Date, the Final Bankruptcy Court Order is in full force and effect, and has not been reversed, modified, amended, or vacated absent the written consent of Lender and Borrowers and, to the best of the Loan Parties knowledge, is not subject to a pending appeal or stayed in any respect.

Section 4.15 Appointment of Trustee or Examiner; Liquidation. No order has been entered or is pending in any Chapter 11 Case (i) for the appointment of a Chapter 11 trustee, (ii) for the appointment of an examiner with enlarged powers (beyond those set forth in Sections 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1106(b) of the Bankruptcy

Code or (iii) to convert any Chapter 11 Case to a Chapter 7 case or to dismiss any Chapter 11 Case.

Section 4.16 Notices. Loan Parties have obtained all authorizations, consents and approvals required to be obtained from, and have made all filings with and given all notices required to be made or given to, all federal, state and local governmental agencies, authorities and instrumentalities in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents to which any Debtor is a party.

Section 4.17 Joint Venture. Other than pursuant to the agreements set out on Schedule 4.17, Borrowers are not engaged in any joint venture or partnership with any other Person.

Section 4.18 Ownership of Collateral

(a) Since July 1, 2008 (the effective date of the sale of the Como Field pursuant to an assignment dated August 11, 2008), Borrowers have not assigned or otherwise transferred in whole or in part to any Person any interests in the Hydrocarbon Leases owned by Borrowers, and Borrowers hold their interests in their Hydrocarbon Leases free and clear of any Liens other than Permitted Encumbrances. Borrowers have not assigned or transferred to any Person any of Borrowers' rights and entitlements to receive assignments of the Hydrocarbon Leases. Except for drilling commitments expressly set forth in an individual Hydrocarbon Lease, Borrowers have not entered into any commitments to drill, re-work or re-enter any Well located or to be located on the lands covered by any Hydrocarbon Lease owned by Borrowers or on lands pooled therewith.

(b) All of the assets of Borrowers which are reasonably necessary for the operation of their business are in good working condition (ordinary wear and tear excepted) and are maintained in accordance with customary business standards and customary oilfield practices.

Section 4.19 Environmental Matters. Except as disclosed on Schedule 4.19, to the best of Borrowers' knowledge:

(a) neither any Property of Borrowers or any of their Affiliates, nor the operations conducted thereon, violate any order or requirement of any court or Governmental Authority or any Environmental Laws;

(b) without limitation of clause (a) above, no Property of Borrowers or any of their Affiliates nor the operations currently conducted thereon or, to the best knowledge of Borrowers, by any prior owner or operator of such Property or operation, are in violation of or subject to any existing, pending or threatened action, suit, investigation, inquiry or proceeding by or before any court or Governmental Authority or to the best knowledge of Borrowers, to any remedial obligations under Environmental Laws;

(c) all notices, permits, licenses or similar authorizations, if any, required to be obtained or filed in connection with the operation or use of any and all Property of Borrowers and each of its Affiliates, including without limitation past or present treatment, storage, disposal or release of a Hazardous Materials or solid waste into the environment, have

been duly obtained or filed, and Borrowers and each such Affiliate are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations which the failure to obtain, file or comply with could reasonably be expected to have a Material Adverse Effect;

(d) all Hazardous Materials, solid waste, and oil and gas exploration and production wastes, if any, generated at any and all Property of Borrowers or any of their Affiliates has, to the best of Borrowers' knowledge, in the past been transported, treated and disposed of in accordance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and, to the best knowledge of Borrowers, all such transport carriers and treatment and disposal facilities have been and are operating in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and are not the subject of any existing, pending or threatened action, investigation or inquiry by any Governmental Authority in connection with any Environmental Laws;

(e) Borrowers have taken all steps reasonably necessary to determine and has determined that no Hazardous Materials, solid waste, or oil and gas exploration and production wastes, have been disposed of or otherwise released and there has been no threatened release of any Hazardous Materials on or to any Property of Borrowers or any of their Affiliates except in compliance with Environmental Laws;

(f) to the extent applicable, all Property of Borrowers and each of their Affiliates currently satisfies, in all material respects, all design, operation, and equipment requirements imposed by the OPA, and Borrowers do not have any reason to believe that such Property, to the extent subject to OPA, will not be able to maintain compliance with the OPA requirements during the term of this Agreement; and

(g) with respect to the Hydrocarbons Leases in which Borrowers own working interests, except for Pending Regulatory Issues and Possible Regulatory Matters, to the best of the Borrowers' knowledge all plugging, abandonment, and site restoration obligations have been timely and properly performed in accordance with applicable governmental regulations and contractual obligations, and Borrowers specifically represent and warrant that no wells on Hydrocarbon Leases in which Borrowers own working interests are in violation or default of any governmental regulations or contractual obligations with respect to plugging, abandonment or site restoration; and

(h) neither Borrowers nor any of their Affiliates has any known contingent liability in connection with any release or threatened release of any oil, Hazardous Materials or solid waste into the environment.

Section 4.20 Operating Permits and Licenses. Except as set forth on Schedule 4.20, to the best of Borrowers' knowledge, (i) Borrowers have fulfilled all requirements for obtaining and have obtained and maintained all licenses, permits, operating authorities and other authorizations necessary for the conduct of the business of Borrowers or for Borrowers or Operator to operate or maintain each of the Properties which the failure to obtain and maintain could reasonably be expected to have a Material Adverse Effect, and Borrowers or

Operator is and will be fully qualified to own and hold such Properties and to exercise rights under all leases, contracts or other documents governing the operation or maintenance of the Properties; (ii) there are no pending fees, assessments or penalties relating to the permits, licenses and operating authorities; and (iii) the continuation, validity and effectiveness of each license, permit and other authorization are not and will in no way be adversely affected by the transactions contemplated by this Agreement. Borrowers are not in breach of, or in default under the terms of, and have not engaged in any activity which would cause revocation or suspension of, any such licenses, permits or authorizations which could reasonably be expected to have a Material Adverse Effect and no action or proceeding looking to or contemplating the revocation or suspension of any of them is pending or, to the best of Borrowers' knowledge, threatened against Borrower or Operator. Except for Pending Regulatory Issues and Possible Regulatory Matters, Borrowers are not in violation of any Governmental Authority or Governmental Requirements or court decree relating to any of the Properties or otherwise applicable to Borrower which could reasonably be expected to have a Material Adverse Effect.

Section 4.21 Maintenance of Properties. Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, to the best of Borrowers' knowledge, the Properties (together with any other properties unitized with any of the Properties), have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Governmental Requirements and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Properties and other contracts and agreements forming a part of the Properties. Except to the extent it could not reasonably be expected to have a Material Adverse Effect, to the extent applicable, and to the best of Borrowers' knowledge, (a) none of the Wells comprising a part of the Properties (or properties unitized with any of the Properties) deviates from the vertical more than the maximum permitted by Governmental Requirements, and such Wells are, in fact, bottomed under and are producing from, and the wellbores are wholly within, the Properties (or in the case of Wells located on properties unitized with any of the Properties, such unitized properties); and (b) Borrowers, and to Borrowers' knowledge, any other Operator are not in violation of, or in default under, any material agreement affecting any Hydrocarbon Lease or any other contract or agreement to which either Borrowers and/or any other Operator is a party or is bound or its property is bound.

Section 4.22 Basic Documents. Other than as Disclosed to Lender, except as may be reflected on Schedule 4.22, with respect to the Basic Documents:

(a) all are in full force and effect in accordance with their terms and constitute valid and binding obligations;

(b) no other party to any Basic Document (or any successor in interest to that party) is in breach or default with respect to any of its obligations under the Basic Documents which could reasonably be expected to have a Material Adverse Effect;

(c) no party to any Basic Document has given or has threatened to give notice of any action to terminate, cancel, rescind or procure a judicial reformation of any Basic Document or any of their provisions; and

(d) the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in a breach of, a default under, or other violation of the provisions of any Basic Document.

Section 4.23 Operating Agreements. Other than as Disclosed to Lender, except as may be reflected on Schedule 4.23, with respect to the Operating Agreements relating to Borrowers' interests in the Properties:

(a) there are no outstanding calls for payments under any AFE or payments which are past due or which Borrowers or, to the best of Borrowers' knowledge, any predecessor of Borrowers has committed to make which have not been or are not being paid within the terms required; and

(b) as of the date of execution of this Agreement, there are no operations under any of the Operating Agreements with respect to which Borrowers have become a non-consenting party nor are there any non-consenting penalties binding or that will become binding upon Borrowers.

Section 4.24 Marketing of Production. Borrowers represent that they are receiving a price for all Hydrocarbon production sold from the Properties which is computed substantially in accordance with the terms of the relevant sales contract.

Section 4.25 Not a Regulatory Entity. No Loan Party is an "*investment company*" or a "*person directly or indirectly controlled by or acting on behalf of an investment company*" within the meaning of the Investment Company Act of 1940; or subject to regulation under the Federal Power Act, the Interstate Commerce Act, the Natural Gas Act, the Energy Policy Act of 2005, any public utilities code or any other Governmental Requirements regarding its authority to incur Indebtedness.

Section 4.26 Pending Matters. Schedule 4.26 sets forth a complete listing of all pending and threatened actions, suits at law, or in equity actions, or investigations under any Governmental Authority against the Borrowers or any of them.

ARTICLE V

Conditions

Section 5.01 Conditions Precedent to Initial Advance. The obligation of Lender to make the Initial Advance hereunder shall not become effective until (the "Initial Advance Effective Date") the first (1st) Business Day following the date on which each of the following conditions are satisfied; provided that in no event shall Lender be obligated to make any Advance hereunder in the event the Initial Advance Effective Date does not occur on or prior to May 27, 2009:

(a) Interim Bankruptcy Court Order. The Interim Bankruptcy Court Order shall have been entered by the Bankruptcy Court and Lender shall have received a certified copy of such order, and such order shall be in full force and effect and shall not have been reversed,

modified, amended, subject to a pending appeal, stayed or vacated absent the prior written consent of Lender and Borrowers.

(b) Delivery of Documents. Lender (or its counsel) shall have received from each party hereto on or before the Initial Advance Effective Date each of the following, in form and substance satisfactory to Lender and, unless indicated otherwise, dated the Initial Advance Effective Date:

(i) duly executed counterpart of each Loan Document listed on Schedule A;

(ii) duly executed counterpart of the Warrant;

(iii) a copy of the Budget;

(iv) evidence of the insurance coverage required by Section 6.05 and such other insurance coverage with respect to the business and operations of Loan Parties as Lender may reasonably request, in each case, provided, where requested by Lender, Loan Parties shall obtain endorsements naming Lender as additional insured or loss payee thereunder and providing that such policy may be terminated or canceled (by the insurer or the insured thereunder) only upon 30 days prior written notice to Lender.

(c) Directors. Wayne Hardin shall be a director of the Parent.

(d) Other Conditions. Each of the conditions precedent set forth in Section 5.03 shall have been satisfied, as if a Loan were being made on the Initial Advance Effective Date.

Section 5.02 Conditions Precedent to Subsequent Advances. The obligation of Lender to make a Subsequent Advance to Borrowers shall not become effective until (the "Subsequent Advance Effective Date") the first (1st) Business Day following the date on which each of the following conditions precedent shall have been satisfied in a manner satisfactory to Lender:

(a) Final Bankruptcy Court Order. The Final Bankruptcy Court Order shall have been signed and entered by the Bankruptcy Court on or before June 17, 2009, and Lender shall have received an executed copy of such order, and such order shall be in full force and effect and shall not have been reversed, modified, amended, subject to a pending appeal, stayed or vacated absent the prior written consent of Lender and Borrowers.

(b) Other Liens. The Permitted Priority Liens shall not exceed $10,000.

(c) Other Conditions. Each of the conditions precedent set forth in Section 5.03 shall have been satisfied, as if a Loan were being made on the Subsequent Advance Effective Date.

(d) Budget. The Parent will deliver to Lender the Budget in form and substance similar to the Budget attached as Schedule B.

(e) Parent Board. Should the Lender deliver a request to the Parent that all directors of the Parent other than Wayne Hardin resign, the directors whose resignation was requested shall have resigned and Wayne Hardin shall have appointed replacement directors designated by the Lender for the resigning directors.

Section 5.03 Conditions Precedent to All Advances. The obligation of Lender to make any Advance is subject to the fulfillment of each of the following conditions precedent:

(a) Payment of Fees, Etc. Borrowers shall have paid all fees, costs, expenses and taxes then payable pursuant to Section 2.07 and Section 11.03.

(b) Representations and Warranties; No Event of Default. The following statements shall be true and correct, and the submission by the Administrative Borrower to Lender of a Borrowing Notice with respect to each Loan, and Borrowers' acceptance of the proceeds of such Loan shall each be deemed to be a representation and warranty by each Loan Party on the date of such Loan that: (i) the representations and warranties contained in Article IV and in each other Loan Document, certificate or other writing delivered to Lender pursuant hereto or thereto on or prior to the date of such Loan are true and correct on and as of such date as though made on and as of such date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date), (ii) at the time of and after giving effect to the making of such Loan and the application of the proceeds thereof, no Default or Event of Default has occurred and is continuing or would result from the making of the Loan to be made on such date and (iii) the conditions set forth in Section 2.01 and this Section 5.03 have been satisfied as of the date of such request.

(c) Legality. The making of such Loan shall not contravene any law, rule or regulation applicable to Lender.

(d) Material Adverse Effect. No event or development shall have occurred, which could reasonably be expected to have a Material Adverse Effect, including, without limitation, the commencement of any litigation that, if adversely determined could reasonably be expected to result in a Material Adverse Effect.

(e) Proceedings; Receipt of Documents. All proceedings in connection with the making of such Loan and the other transactions contemplated by this Agreement and the other Loan Documents, and all documents incidental hereto and thereto, shall be satisfactory to Lender and its counsel, and Lender and such counsel shall have received all such information and such counterpart originals or certified or other copies of such documents, in form and substance satisfactory to Lender and its counsel.

ARTICLE VI

Affirmative Covenants

Until the principal of and interest on each Loan, all fees and all other Obligations payable hereunder or under any other Loan Document shall have been paid in full, each Loan Party covenants and agrees with Lender that:

Section 6.01 Request for Information. Promptly following any request therefore, Loan Parties shall furnish to Lender any information regarding the operations, business affairs and financial condition of the Parent, its Subsidiaries, or compliance with the terms of this Agreement, as Lender may reasonably request.

Section 6.02 Reporting Requirements. Loan Parties will furnish to Lender, as soon as available:

(a) copies of all Monthly Reports, notices of Liens, notices from regulators or Governmental Authorities regarding compliance;

(b) within ten (10) Business Days after the end of each month, commencing with the month ended May 31, 2009, a reconciliation, in form and substance acceptable to Lender, of the actual cash receipts and disbursements of Loan Parties and existing Loans under this Agreement for such month to the budgeted line item amounts set forth in the Budget for such month;

(c) as soon as possible, and in any event within ten (10) Business Days after the occurrence of an Event of Default or Default or the occurrence of any event or development that could reasonably be expected to result in a Material Adverse Effect, the written statement of an Authorized Officer of the Administrative Borrower setting forth the details of such Event of Default or Default or other event or development that could reasonably be expected to result in a Material Adverse Effect and the action which the affected Loan Party proposes to take with respect thereto;

(d) promptly after the commencement thereof but in any event not later than five (5) Business Days after service of process with respect thereto on, or the obtaining of knowledge thereof by, any Loan Party, notice of the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Parent or any of its Subsidiaries that, if adversely determined, could reasonably be expected to have a Material Adverse Effect and, promptly upon request (but in any event within five Business Days after the filing or commencement thereof), material documents and information in connection therewith;

(e) promptly, and in any event within ten (10) Business Days after receipt thereof, copies of all financial reports (including, without limitation, management letters), if any, submitted to any Loan Party by its auditors in connection with any annual or interim audit of the books thereof;

(f) promptly after filing thereof, copies of all pleadings, motions, applications, financial information and other papers and documents filed by a Loan Party in the Chapter 11 Cases, which papers and documents shall also be given or served on Lender's counsel; and

(g) promptly after sending thereof, copies of all written reports and documents given by any Loan Party to the United States Trustee and any Creditors' Committee in the Chapter 11 Cases.

Section 6.03 Existence; Conduct of Business. Each Loan Party will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to (i) maintain, preserve, renew and keep in full force and effect its corporate existence, rights and privileges and the rights, licenses, permits, privileges and franchises material to the conduct of its business and (ii) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, subject to the limitations imposed under the U.S. Bankruptcy Code.

Section 6.04 Payment of Obligations. Except to the extent prohibited by Section 7.08, each Loan Party will, and will cause its Subsidiaries to, pay its obligations in accordance with the Budget, including Tax liabilities that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and for which it has set aside on its books adequate reserves with respect thereto, and (b) the payment or enforcement thereof is stayed as a result of the Chapter 11 Cases.

Section 6.05 Maintenance of Properties; Insurance. (a) Each Loan Party will, and will cause its Subsidiaries to keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply, and cause each of its Subsidiaries to comply, at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder, except any non-compliance resulting in a default the enforcement of which is stayed by the Chapter 11 Cases. After the completion and placing on production of each Well, Borrowers will provide and maintain in good operating condition all buildings and Equipment of any kind necessary or useful in the operation of the Wells, and will promptly make all necessary repairs, renewals, replacements, additions, and improvements thereto.

(b) Each Loan Party will, and will cause its Subsidiaries to maintain, and cause each of its Subsidiaries to maintain, with responsible, financially sound and reputable insurance companies, insurance with respect to its properties (including all real properties leased or owned by it) and business in such amounts and against such risks as is required by any Governmental Authority having jurisdiction with respect thereto and as is customarily maintained in accordance with sound business practice by companies engaged in the same or similar businesses operating in the same or similar locations, which insurance shall be reasonably

satisfactory in amount, adequacy and scope to Lender. Each Loan Party shall, upon request by Lender, deliver to Lender a schedule certified to be correct by a responsible officer of such Loan Party setting forth all insurance in force as of the date of such request. All policies covering the Collateral are to be made payable to Lender, as its interests may appear, in case of loss, under a standard non contributory "lender" or "secured party" clause and are to contain such other provisions as Lender may require to fully protect Lender's interest in the Collateral and to any payments to be made under such policies. All certificates of insurance are to be delivered to Lender and the policies are to be premium prepaid (except as otherwise permitted by Lender), with the loss payable and additional insured endorsement in favor of Lender and such other Persons as Lender may designate from time to time, and shall provide for not less than 30 days' prior written notice to Lender of the exercise of any right of cancellation. If any Loan Party or any of its Subsidiaries fails to maintain such insurance, Lender may arrange for such insurance, but at Borrowers' expense and without any responsibility on Lender's part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Insurance proceeds arising as a result of casualty damage to the Wells, or to structures, Equipment, machinery, lines, pipelines, facilities, and similar items relating to the Wells, shall be applied to repair or replace such property. Should such insurance proceeds exceed the costs incurred to repair or replace the damaged or destroyed property (or if the damaged or destroyed property is not repaired or replaced), such excess amount shall be paid to Lender and shall be credited to the Loans. Upon the occurrence and during the continuance of an Event of Default, Lender shall have the sole right, in the name of Lender, any Loan Party or any Subsidiary of any Loan Party, to file claims under any property and casualty insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

Section 6.06 Books and Records; Inspection Rights. Each Loan Party will keep, and will cause each of its Subsidiaries to keep, proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities for compliance with its obligations to timely file monthly operating reports with the United States Trustee in its Chapter 11 Case. Each Loan Party will permit, and cause each of its Subsidiaries to permit, any representatives designated by Lender, upon reasonable prior notice, at the expense of Borrowers, to visit and inspect its properties, to examine and make extracts from its books and records relating to financial and other similar matters (other than materials protected by the attorney-client privilege and materials which such Loan Party may not disclose without violation of a confidentiality obligation binding upon it), to verify materials, leases, notes, accounts receivable, deposit accounts and its other assets, to conduct audits, physical counts, valuations, appraisals, or examinations and to discuss its affairs, finances and condition with its directors, officers, employees, accountants or other representatives, all at such reasonable times and as often as reasonably requested. In furtherance of the foregoing, each Loan Party hereby authorizes its independent accountants, and the independent accountants of each of its Subsidiaries, to discuss the affairs, finances and accounts of such Person (independently or together with representatives of such Person) with the agents and representatives of Lender in accordance with this Section 6.06.

Section 6.07 Compliance with Laws. Each Loan Party shall comply, and cause each of its Subsidiaries to comply, with all Requirement of Law applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 6.08 Obtaining of Permits, Etc. Each Loan Party shall obtain, maintain and preserve, and cause each of its Subsidiaries to obtain, maintain and preserve, and take all reasonably necessary action to timely renew, all permits, licenses, authorizations, approvals, entitlements and accreditations which are necessary or useful in the proper conduct of its business.

Section 6.09 Use of Proceeds. Each Loan Party shall use, and shall cause each of its Subsidiaries to use, the proceeds of the Loans strictly in accordance with the expenditure line items in the Budget, which shall be subject to the terms, conditions and limitations of this Agreement and the Bankruptcy Court Orders. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.

Section 6.10 Business Plan. Loan Parties shall use their reasonable best efforts to deliver a business plan to Lender on or before July 31, 2009.

Section 6.11 Chapter 11 Cases. Each Loan Party shall take all necessary action to: (a) file with the Court on or before June 30, 2009, their respective schedules and statements of financial affairs; (b) file with the Court on or before June 30, 2009, a motion for an order fixing the deadline for filing proofs of claim against Debtors; (c) file with the Court on or before August 31, 2009, a plan of reorganization and disclosure statement with respect to such plan; (d) use their best efforts to commence on or before October 30, 2009, the solicitation of votes with respect to such plan of reorganization; and (e) use their best efforts to seek that the Court hold on or before December 31, 2009, a hearing to consider confirmation of the Plan (such actions described in clauses (a) through (e), collectively, the "Bankruptcy Obligations").

Section 6.12 Other Agreements. Each Loan Party shall observe, comply with, fulfill and perform under, and shall cause each of its Subsidiaries to observe, comply with, fulfill and perform under, the terms of all material obligations, covenants and conditions in any agreement, document or instrument to which it is a party or by which it is bound, except to the extent that (a) such compliance is prohibited by Section 7.08, or (b) the failure to so fulfill and perform any such obligations could not reasonably be expected to result in a Material Adverse Effect.

Section 6.13 Further Assurances. Subject to the terms of the Bankruptcy Court Orders in the case of Debtors, each Loan Party shall do, execute, acknowledge and deliver, and shall cause each of its Subsidiaries to do, execute, acknowledge and deliver, at its sole cost and expense, all documents, instruments and agreements and take such further acts and deeds as Lender may reasonably require from time to time to carry out the intention or facilitate the performance of the terms of any of the Loan Documents. The assurances contemplated by this Section 6.13 shall be given under applicable non-bankruptcy law (to the extent not inconsistent with the Bankruptcy Code and the Bankruptcy Court Orders) as well as the Bankruptcy Code, it

being the intention of the parties that Lender may request assurances under applicable non-bankruptcy law, and such request shall be complied with (if otherwise made in good faith by Lender) whether or not the Bankruptcy Court Orders are in force and whether or not dismissal of the Chapter 11 Cases or any other action by the Bankruptcy Court is imminent, likely or threatened.

Section 6.14 Change in Collateral; Collateral Records. Each Loan Party shall, and shall cause each of its Subsidiaries to (i) give Lender not less than 10 Business Days' prior written notice of any change in the location of any Collateral with a book value in excess of $100,000 (when aggregated with all other Collateral at the same location), other than to locations set forth on Schedule C, (ii) advise Lender promptly, in sufficient detail, of any material adverse change relating to the type, quantity or quality of the Collateral or the Lien granted thereon, and (iii) execute and deliver, and cause each of its Subsidiaries to execute and deliver, to Lender, solely for Lender's convenience in maintaining a record of Collateral, such written statements and schedules as Lender may reasonably require, designating, identifying or describing the Collateral.

Section 6.15 Compliance with Law. Borrowers shall:

(a) comply, and use all commercially reasonable efforts to cause the Operator to comply, in all material respects with all Governmental Authorities and Governmental Requirements regarding the collection, payment and deposit of employees' income, unemployment and Social Security taxes and use all commercially reasonable efforts to cause the Operator to properly and timely make all royalty or overriding royalty payments and payments to all other interest owners in the Properties which it operates;

(b) duly observe and conform, in all material respects, with all laws, rules and regulations made by any Governmental Authority, and all valid requirements of any Governmental Authority which may acquire jurisdiction, which apply or relate to ownership and operation of any or all of the Properties, including, without limitation, compliance with all obligations under the Environmental and Safety Regulations;

(c) operate or cause any Property to be operated (whether or not such Property constitutes a "facility" as defined by CERCLA) so that no cleanup or other obligation arises in respect of CERCLA or other applicable federal law or under any state, local or municipal law, statute (including, without limitation, Hazardous Substance Laws), ordinance, rule or regulation designed to protect the environment or relating to the disposition, generation or transportation of hazardous waste, which would constitute a Lien or charge on any property of Borrowers prior in right to that of Lender. If any claim of prior Lien or charge is made or any similar obligation arises, Borrowers will, at their own expense, (i) immediately cure or cause a third party to immediately cure the same except for claims, Liens or charges being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP and (ii) INDEMNIFY AND HOLD HARMLESS LENDER AND ITS OFFICERS, DIRECTORS, AGENTS AND EMPLOYEES FROM ANY RELATED LIABILITY, RESPONSIBILITY OR OBLIGATION IN CONNECTION WITH ANY CLEANUP OR OTHER LIABILITY AS SUCCESSOR, SECURED PARTY OR OTHERWISE (REGARDLESS OF WHETHER OR NOT LENDER MAY BE DEEMED TO BE AN

"OWNER" OR "OPERATOR" UNDER CERCLA) FOR ANY REASON INCLUDING, WITHOUT LIMITATION, THE ENFORCEMENT OF LENDER'S RIGHTS AS A SECURED PARTY UNDER THIS AGREEMENT, THE SECURITY DOCUMENTS OR BY OPERATION OF LAW;

(d) comply with, and use all commercially reasonable efforts to cause material compliance by all of its Operators, agents and invitees with, all Environmental and Safety Regulations with respect to Hazardous Materials, and keep all of the Properties free and clear of any Liens imposed by those regulations except for claims, Liens or charges being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP. If Borrowers receive any notice from any Person with regard to the Release of Hazardous Materials on or from any of the Properties, Borrowers shall promptly (and, in any event, prior to the expiration of any period in which to respond to such notice under any applicable Environmental and Safety Regulation) send a copy of the notice to Lender;

(e) use all commercially reasonable efforts to cause any Operator to do or cause to be done all things reasonably necessary to preserve and keep in good repair, working order and efficiency (excepting ordinary wear and tear) all of its Properties including, without limitation, all equipment, machinery and facilities, and from time to time make all the reasonably necessary repairs, renewals and replacements so that at all times the state and condition of its Properties will be fully preserved and maintained, except to the extent a portion of such Properties is no longer capable of producing in paying quantities; and

(f) promptly (i) pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses, severance taxes and other taxes and indebtedness accruing under the Hydrocarbon Leases or other agreements affecting or pertaining to its Properties, (ii) perform or make reasonable and customary efforts to cause to be performed in all material respects, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, Hydrocarbon Leases, sub-leases, contracts and agreements affecting its interests in its Properties and (iii) will use commercially reasonable efforts to cause the Operator to do all other things necessary to keep unimpaired its rights with respect to its Properties and prevent any forfeiture thereof or a default thereunder, except to the extent a portion of such Properties is no longer capable of producing in paying quantities.

Section 6.16 Environmental Matters. Borrowers shall at their expense: (i) comply, and shall cause its Properties and operations to comply, with all applicable Environmental Laws, the breach of which could be reasonably expected to have a Material Adverse Effect; (ii) not dispose of or otherwise release, any oil, oil and gas waste, hazardous substance, or solid waste on, under, about or from any of Borrowers' Properties or any other property to the extent caused by Borrowers' operations except in compliance with applicable Environmental Laws, the disposal or release of which could reasonably be expected to have a Material Adverse Effect; (iii) timely obtain or file all notices, permits, licenses, exemptions, approvals, registrations or other authorizations, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of Borrower's Properties, which failure to obtain or file could reasonably be expected to have a Material Adverse Effect;

(iv) promptly commence and diligently prosecute to completion any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the "Remedial Work") in the event any Remedial Work is required or reasonably necessary under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future disposal or other release of any oil, oil and gas waste, hazardous substance or solid waste on, under, about or from any of Borrowers' Properties, which failure to commence and diligently prosecute to completion could reasonably be expected to have a Material Adverse Effect; and (v) establish and implement such procedures as may be necessary to continuously determine and assure that Borrowers' obligations under this Section 6.16 are timely and fully satisfied, which failure to establish and implement could reasonably be expected to have a Material Adverse Effect.

(a) Borrowers shall promptly, but in no event later than ten (10) days after the occurrence of a triggering event, notify Lender in writing of any threatened action, investigation or inquiry by any Governmental Authority or any threatened demand or lawsuit by any landowner or other third party against Borrowers or their Properties of which Borrower have knowledge in connection with any Environmental Laws (excluding routine testing and corrective action) if Borrowers reasonably anticipate that such action will result in liability (whether individually or in the aggregate) in excess of One Hundred Thousand Dollars ($100,000), not fully covered by insurance, subject to normal deductibles.

Section 6.17 Litigation. Borrowers shall give Lender prompt written notice of any suit at law or in equity or any investigation or proceeding before or by any Governmental Authority arising after the date hereof and known to Borrowers that could:

(a) limit, prohibit or restrict the manner in which Borrowers presently conducts their business; or

(b) declare any substance contained in any product used, sold or distributed by Borrowers to be a Hazardous Material in violation of Hazardous Substance Laws.

Section 6.18 Damage to Collateral. Borrowers shall give Lender prompt written notice of:

(a) damage to any of the Collateral causing a loss in excess of One Hundred Thousand Dollars ($100,000); and

(b) the occurrence of any condition or event which has caused, or may cause, loss or depreciation in excess of One Hundred Thousand Dollars ($100,000) with respect to any of the Collateral excluding market fluctuation for the price paid for Hydrocarbons.

Section 6.19 Inspection. Borrowers shall, so long as any Obligation remains owing to Lender or any Collateral remains located at any of the Properties or other facilities owned or leased by Borrower, accord Lender and its agents reasonable access (at Lender's risk) upon the giving of reasonable notice under the circumstances (subject to reasonable safety restrictions and in accordance with prudent operator standards) during normal business hours to the Properties and such other facilities to permit Lender or its agents to, among other things, witness drilling, workovers and other field activities and inspect production. Borrowers shall

give Lender or its agents due notice of drilling, workovers and other field activities to permit Lender to exercise its rights under this Section 6.19. The access granted to Lender under this Section 6.19 shall not unreasonably disrupt the business of Borrowers or the operation of the Properties.

Section 6.20 Operators. To the extent Borrowers have the legal right to do so (or to cause or require any other Person to do so) and in exercise of commercially reasonable standards applied to the Borrowers' decision, and with the consent of the Lender, Borrowers shall, in the event of a material failure by any Operator to perform any obligations under the respective Operating Agreement or upon the occurrence of an Event of Default under this Agreement:

(a) immediately, upon the request of Lender, vote to remove the Operator or commence any proceedings necessary under the applicable Operating Agreement to remove the Operator or assign to Lender its right to vote to remove the Operator with respect to the Properties,

(b) seek indemnification or damages from the Operator and its successors or assigns for any loss or liability incurred by Borrowers,

(c) pay the owners of Royalty Interests directly,

(d) deliver or use all commercially reasonable efforts to cause the Operator to deliver to any successor Operator all books, agreements, contracts, papers, records (including but not limited to royalty payment records, computerized tapes and other royalty payment information), division orders, farm-in and farm-out agreements, and all other records, contracts, agreements, papers or documents, written, printed or computerized, which may be pertinent in any way to the operations to be conducted by the successor Operator or which may have been conducted by the former Operator,

(e) cooperate, and use all commercially reasonable efforts to cause the Operator to fully cooperate with the successor Operator to ensure that the Hydrocarbon Leases are not terminated or the value of the Properties diminished by virtue of the resignation or removal, and

(f) take all other actions and use all commercially reasonable efforts to cause the Operator to take all other actions necessary to ensure an orderly transition of all operations to the successor Operator. Borrower shall promptly reimburse Lender for any payments made pursuant to this Section 6.20. The rights and remedies of Lender under this Section 6.20 are in addition to any other rights or remedies available under this Agreement.

Section 6.21 Purchasers of Hydrocarbons. Borrowers shall sell Hydrocarbons only to purchasers who are creditworthy in Lender's reasonable judgment or who prepay.

Section 6.22 Use of Proceeds; Development of Properties. Borrowers shall use all amounts Advanced under the Loans solely for the purposes described in this Agreement and in accordance with the Budget.

Section 6.23 Bonds. Borrowers shall maintain in full force and effect all federal and state qualifications, bonds, permits and approvals necessary to own and operate the Properties, and deliver to Lender certificates evidencing any bonds and copies of any bonds in place (including renewals) as well as all bonds required by the applicable Governmental Authority. Schedule 6.23 identifies (a) each of the bonds, permits and qualifications maintained by Borrowers or Operator in connection with the ownership and operation of the Properties and compliance with the applicable law as set forth in this Section 6.23, and (b) all payment obligations of Borrowers to the applicable bonding agent(s).

Section 6.24 Access to Seismic and Geophysical Data. To the maximum extent allowed under applicable seismic licenses, Borrowers shall provide Lender and its engineering consultants with access to all engineering, seismic, geological and geophysical data, studies and evaluations which Borrowers or any of its Affiliates possesses or to which any of them has access. Lender will, upon reasonable notice to Borrowers, have access to these records during Borrowers' regular business hours.

Section 6.25 Payment of Taxes. Borrowers shall pay all costs to be paid on Taxes, assessments, governmental charges or private encumbrances levied, assessed, imposed or payable upon or with respect to any of the Collateral except for Taxes, assessments, charges or encumbrances being contested in good faith by appropriate action and for which adequate reserves are maintained in accordance with GAAP.

Section 6.26 Preservation of Equipment. All Equipment currently owned or hereafter acquired by or on behalf of Borrowers will be kept at the applicable Property or other places of business of Borrowers in the State of Texas except as permitted by this Agreement or except with the prior written consent of Lender; provided, however, Borrowers may dispose of obsolete, broken or worn Equipment without Lender's consent but upon prompt notification to Lender. Borrowers shall use reasonable commercial efforts to cause the Operator at all times to (i) keep correct and accurate records itemizing and describing the location, kind, type, age, condition and cost of and accumulated depreciation on all Equipment relating to the subject Operating Agreement and (ii) make those records available during the Operator's usual business hours upon prior written notice to any of the officers, employees or agents of Borrowers and Lender.

Section 6.27 Collection of Receivables. Each Loan Party shall use its reasonable best efforts to collect all amounts owed to such Loan Party or its Subsidiary under any Basic Document pursuant to which such Loan Party or such Subsidiary is the Operator.

Section 6.28 Funding of Capital Items Required for Production. Borrowers agree to expend sufficient funds so as to be able to produce and market Oil and/or Gas from each Well located on Borrowers' Hydrocarbon Leases in accordance with the terms of the Budget.

Section 6.29 Performance. Borrowers agree to perform or cause to be performed all of its duties and obligations under the applicable Operating Agreements, including, without limitation, operation of the Wells. All operations shall be conducted in accordance with the terms of this Agreement, in good faith, in a workmanlike and prudent manner; in conformity with accepted and prudent oil and gas industry standards of operations; in full compliance in all

material respects with all applicable federal, state, and local laws, rules, and regulations; and in compliance with all express or implied obligations of the lessee under all leases burdened by the Mortgages securing the Loans including, without limitation, the payment of all royalties, rentals, and other amounts due thereunder in a timely manner. Borrowers shall pay or cause to be paid punctually before the same become delinquent: (a) all severance, ad valorem, windfall profit, and other taxes applicable to the leases burdened by the Mortgages securing the Loans; (b) all billings or invoices for operating expenses, Equipment, supplies, or services, including gathering, transportation, and compression charges, for which Borrowers are responsible, which are used or intended to be used in connection with the exploration, development, or operation of the Hydrocarbon Leases; and (c) all payments out of production due under the leases burdened by the Mortgages securing the Loans.

Section 6.30 Production Maintenance. Borrowers covenant and agree to use prudent, good faith, and reasonable efforts (and to devote sufficient numbers of its employees and adequate amounts of Equipment and machinery) to maintain commercial production from each Well operated by it at the maximum efficient level.

Section 6.31 Other Actions. Borrowers, at their expense, shall take all actions that, according to the practices of prudent operators (which shall be determined without regard to the existence of the Loans), may be necessary, appropriate, or desirable to protect against drainage and maximize the productive capacity of the Wells located on Borrowers' Hydrocarbon Leases. If a Well shall be required to be plugged and abandoned and it is a Borrower's legal responsibility to do so, such Borrower shall have all responsibility, and shall pay all expenses associated with, the plugging and abandoning of such Well (including the supplying of all necessary related facilities therefor).

Section 6.32 Marketing. Borrowers will use prudent, good faith, reasonable, and diligent efforts to market any and all Hydrocarbons produced from each Well and in performing the obligations and exercising the rights of the producers of Gas under all gas purchase contracts to which the Wells are subject, including, without limitation: to provide for the sale of such Hydrocarbons at the highest price obtainable in the field; to maintain the percentage of the maximum delivery capacity of the Wells taken by the purchasers at the highest possible level; to assure the connection of each Well as promptly as possible to the purchaser's pipeline systems; to provide sufficient compression for maximum deliverability; to provide adequate salt water disposal wells in order to maintain maximum production; to determine proper compliance by the purchasers with applicable take or pay provisions; and to initiate as promptly as possible any price redetermination procedures that would result in higher prices for Gas sold. If necessary, Borrowers shall construct all gathering lines, connecting lines, pipelines, and salt water disposal wells, and shall provide all compression facilities and Equipment necessary to permit any Oil or Gas produced from the Wells to be produced and delivered into tank batteries or the gas purchaser's system, as applicable. Any payment received by Borrowers (a "take-or-pay" payment or a payment in lieu of a "take-or-pay" payment) that arises under a contractual obligation of purchaser to pay for a specified quantity of Gas, even though it is not taken by such purchasers, and which payment is attributable to production not taken by such purchaser from a Well or Wells covered by Mortgagees securing the Loans shall be treated as proceeds of production. Unless required to do so by a court or Governmental Authority,

Borrowers will not shut in any producing Well for more than thirty (30) days without giving prior written notice to Lender of such contemplated action.

Section 6.33 Pricing. Borrowers will promptly make (or cause to be made) all filings, elections, and applications and will promptly take (or cause to be taken) such other action (including, without limitation, price redetermination) as may be necessary to establish and obtain the highest maximum pricing category and highest price available for the production from the Wells, subject to existing gas purchase contracts. In the negotiation of future contracts for the sale of production from the Wells, Borrowers will use their best efforts to obtain the highest price and best terms available.

Section 6.34 Ratable Takes. All Hydrocarbons purchases by a purchaser from the Wells and dedicated to such purchaser shall be applied ratably (in proportion to the production allowables of the Wells) to all Wells in which Borrowers or any affiliate has an interest and from which Gas is dedicated in whole or in part to such purchasers.

Section 6.35 Defense of Interests. Until the Loans are paid in full, Borrowers, at their own expense, will cause all necessary and proper steps to be taken diligently to protect and defend the interests of Borrowers and the proceeds of production attributable thereto against any adverse claim or demand.

Section 6.36 Notice of Proceedings. Borrowers shall cause notice to be given to Lender of every material adverse claim or demand made or threatened to be made by any Person (including any government or governmental agency) affecting the Wells or the proceeds of production therefrom in any manner whatsoever, and of any proceeding instituted with respect thereto.

Section 6.37 Allowables. Borrowers will take all reasonable steps to maintain the allowables of all the Wells, and the total allowables of each field in which any such Well is located, as high as possible.

Section 6.38 Salvage. Borrowers' interest in all salvageable Equipment recovered prior to the Loans being paid in full shall constitute proceeds of Collateral. Any amounts realized by Lender upon sale of any such Equipment, net of all costs of recovery and sale, shall be credited to the unpaid balance of the Loans.

ARTICLE VII

Negative Covenants

Until Lender's obligation to make Advances hereunder has expired or terminated and the principal of and interest on each Loan, all fees and all other Obligations payable hereunder or under any other Loan Document shall have been paid in full, each Loan Party covenants and agrees with Lender that:

Section 7.01 Liens. No Loan Party will, or will permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or

hereafter acquired by it, file or suffer to exist under the Uniform Commercial Code or any similar law or statute of any jurisdiction, a financing statement (or the equivalent thereof) that names it or any of its Subsidiaries as debtor; sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement (or the equivalent thereof), sell any of its property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of Accounts Receivable) with recourse to it or any of its Subsidiaries, assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except, as to all of the above, Permitted Encumbrances.

Section 7.02 Indebtedness. No Loan Party will create, incur, assume, guarantee or suffer to exist, or otherwise become or remain liable with respect to, or permit any of its Subsidiaries to create, incur, assume, guarantee or suffer to exist or otherwise become or remain liable with respect to, any Indebtedness, including, without limitation, any additional debtor-in-possession financing from and lender other than Lender, other than Permitted Indebtedness.

Section 7.03 Dispositions; Right of First Refusal. Borrowers shall not effect the sale or Disposition of any or all Collateral without Lender's prior written consent, other than (a) in accordance with a sale approved by final order of the Bankruptcy Court, (b) sales of Hydrocarbons in the ordinary course of business, (c) sales of worn-out or obsolete Equipment, and (d) sales of other assets in the ordinary course of business less than $50,000. Notwithstanding the foregoing, at any time prior to the Final Maturity Date, if Borrowers shall receive a bona fide offer from any third party to purchase any or all of the Collateral from a prospective purchaser, which offer Borrowers shall desire to accept, then Borrowers shall promptly notify Lender of the existence of such offer and Borrowers shall disclose the economic and other terms of such third party offer. Lender may, within five (5) days thereafter, elect by written notice to Borrowers to purchase the Collateral on the terms and conditions set forth in the third party offer. Failure of Lender to exercise the foregoing right within the prescribed time period above shall constitute a waiver of Lender's right as to that offer with respect to the Collateral described in Borrowers' notice and Borrowers shall have the right to sell such Collateral pursuant to the third party offer and an order of the Bankruptcy Court authorizing such sale.

Section 7.04 Change of Fiscal Year. No Loan Party will change its Fiscal Year without the prior written consent of Lender.

Section 7.05 Investment Company Act of 1940. No Loan Party will engage in any business, enter into any transaction, use any securities or take any other action or permit any of its Subsidiaries to do any of the foregoing, that would cause it or any of its Subsidiaries to become subject to the registration requirements of the Investment Company Act of 1940, as amended, by virtue of being an "investment company" or a company Controlled by an "investment company" not entitled to an exemption within the meaning of such Act.

Section 7.06 Compliance with ERISA. No Loan Party will (i) terminate, or permit any of its ERISA Affiliates to terminate any Employee Plan so as to result in any material liability to it or any of its ERISA Affiliates, (ii) permit to exist any ERISA Event, (iii) make a complete or partial withdrawal (within the meaning of Section 4201 of ERISA) from any Multiemployer Plan so as to result in any material liability to it or any of its ERISA Affiliates,

(iv) engage, or permit any of its ERISA Affiliates to engage in a prohibited transaction within the meaning of Section 406 of ERISA and Section 4975 of the Code, for which no statutory or administrative exemption is available, in connection with any employee benefit plan (as defined in Section 3(3) of ERISA), which would subject it or any of its ERISA Affiliates to any material liability, civil penalty or tax under Sections 409 or 502(i) of ERISA or Section 4975 of the Code, respectively, or (v) request, or permit any of its ERISA Affiliates to request, a waiver from the minimum funding requirements under Section 412 of the Code.

Section 7.07 Bankruptcy Court Orders; Administrative Priority; Lien Priority; Payment of Claims. No Loan Party will:

(a) at any time, seek, consent to or suffer to exist any reversal, modification, amendment, stay or vacation of any of the Bankruptcy Court Orders, except for modifications and amendments agreed to by Lender;

(b) at any time, suffer to exist a priority for any administrative expense or unsecured claim against any Debtor (now existing or hereafter arising of any kind or nature whatsoever, including without limitation any administrative expenses of the kind specified in, or arising or ordered under, Sections 105, 326, 328, 503(b), 506(c), 507(a), 507(b), 546(c) 726 and 1114 of the Bankruptcy Code) equal or superior to the priority of Lender in respect of the Obligations, except as provided in Section 3.02 and for the Carve-Out Expenses;

(c) at any time, suffer to exist any Lien on the Collateral having a priority equal or superior to the Lien in favor of Lender, in respect of the Collateral, except for, in the case of Debtors, Permitted Priority Liens; and

(d) prior to the date on which the Obligations have been paid in full in cash, Debtors shall not pay any administrative expense claims except (A) Carve-Out Expenses, (B) Obligations due and payable hereunder, and (C) other administrative expense claims incurred in the ordinary course of the business of Debtors or their respective Chapter 11 cases (but only as provided in the Budget or Section 7.12).

Section 7.08 Payments. No Loan Party will make any payment of principal or interest or otherwise on account of any Indebtedness or trade payable incurred prior to the Filing Date other than in accordance with the Budget, provided that such payments may be made on account of the Permitted Priority Liens in an aggregate amount not to exceed $50,000; after prior written notice of such payment has been given by the Administrative Borrower to Lender and subject to approval of the Bankruptcy Court.

Section 7.09 Compliance with Laws. Borrowers shall not (a) violate any Environmental and Safety Regulation in any manner which could reasonably be expected to have a Material Adverse Effect; or (b) use or permit the use of any of the Properties to generate, treat, store, handle, transport or dispose of Hazardous Materials except in compliance in all material respects with all applicable Environmental and Safety Regulations, and which the failure to so comply could not reasonably be expected to have a Material Adverse Effect. Upon the occurrence of any Release of Hazardous Materials, Borrowers shall promptly commence and perform, or cause to be promptly commenced and performed, without cost to Lender, all

investigations, studies, sampling and testing, and all remedial, removal and other actions reasonably necessary to clean up and remove all Hazardous Materials to comply with the requirements of all applicable Environmental and Safety Regulations.

Section 7.10 Development Expenditures. In connection with the development of the Properties, Borrowers shall not expend any proceeds of the Loan for activities not expressly provided for in the Budget or included on an AFE approved in writing by Lender.

Section 7.11 Settlement of Receivables. No Loan Party shall enter into a settlement compromising or otherwise affecting amounts in excess of a face amount of $50,000 owed to such Loan Party or its Subsidiary under any Basic Document pursuant to which such Loan Party or such Subsidiary is the Operator without Lender's consent, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 7.12 Compliance with Budget. Borrowers shall not deviate from the Budget during any 30-day period by more than fifteen percent (15%) of the budgeted disbursements, either on a cumulative basis or with regard to any specific budgeted line item; provided, however, if (i) Borrowers are not otherwise in default, (ii) Borrowers have not deviated from the Budget, either on a cumulative basis or with regard to any specific budgeted line item, in any given month, and (iii) Borrowers' actual expenditures for any specific budgeted line item are less than the budgeted disbursements for such specific line item, Borrowers may, in the following month, increase the budgeted disbursement for such line item in an amount equal to the amount by which the budgeted disbursement exceeded the actual expenditure.

ARTICLE VIII

Management, Collection And Status Of Accounts Receivable And Other Collateral

Section 8.01 Collection of Accounts Receivable; Management of Collateral. On or prior to the Initial Advance Effective Date, Loan Parties shall open and maintain one or more Loan Accounts. Until Lender has advised Loan Parties to the contrary after the occurrence and during the continuance of an Event of Default, Loan Parties may and will enforce, collect and receive all amounts owing on the Accounts Receivable of Loan Parties for Lender's benefit and on Lender's behalf, but at Loan Parties' expense; such privilege shall terminate, at the election of Lender, upon the occurrence and during the continuance of an Event of Default. All checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness received directly by Loan Parties from any of their Account Debtors, as proceeds from Accounts Receivable of Loan Parties, or as proceeds of any other Collateral, shall be held by Loan Parties in trust for Lender and upon receipt be deposited by Loan Parties in original form and no later than the next Business Day after receipt thereof into a Loan Account. No checks, drafts or other instruments received by Lender shall constitute final payment to Lender unless and until such checks, drafts or instruments have actually been collected.

(a) After the occurrence and during the continuance of an Event of Default, Lender may send a notice of assignment and/or notice of Lender' security interest to any and all Account Debtors or third parties holding or otherwise concerned with any of the

Collateral, and thereafter Lender shall have the sole right to collect the Accounts Receivable and/or take possession of the Collateral and the books and records relating thereto. Loan Parties shall not, without prior written consent of Lender, grant any extension of time of payment of any Account Receivable, compromise or settle any Account Receivable for less than the full amount thereof, release, in whole or in part, any Person or property liable for the payment thereof, or allow any credit or discount whatsoever thereon.

(b) Each Loan Party hereby appoints Lender or its designee on behalf of Lender as Loan Parties' attorney-in-fact with power exercisable during the continuance of an Event of Default to endorse any Loan Party's name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Accounts Receivable, to sign any Loan Party's name on any invoice or bill of lading relating to any of the Accounts Receivable, drafts against Account Debtors with respect to Accounts Receivable, assignments and verifications of Accounts Receivable and notices to Account Debtors with respect to Accounts Receivable, to send verification of Accounts Receivable, and to notify the Postal Service authorities to change the address for delivery of mail addressed to any Loan Party to such address as Lender may designate and to do all other acts and things necessary to carry out this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission (other than acts of omission or commission constituting negligence, willful misconduct or bad faith as determined by a final judgment of a court of competent jurisdiction), or for any error of judgment or mistake of fact or law; this power being coupled with an interest is irrevocable until all of the Loans and other Obligations under the Loan Documents are paid in full and all of the Loan Documents are terminated.

(c) Nothing herein contained shall be construed to constitute Lender as agent of any Loan Party for any purpose whatsoever, and Lender shall not be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof (other than from acts of omission or commission constituting negligence, willful misconduct or bad faith as determined by a final judgment of a court of competent jurisdiction). Lender shall not, under any circumstance or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Accounts Receivable or any instrument received in payment thereof or for any damage resulting therefrom (other than acts of omission or commission constituting negligence, willful misconduct or bad faith as determined by a final judgment of a court of competent jurisdiction). Lender, by anything herein or in any assignment or otherwise, does not assume any of the obligations under any contract or agreement assigned to Lender and shall not be responsible in any way for the performance by any Loan Party of any of the terms and conditions thereof.

(d) If any Account Receivable includes a charge for any tax payable to any Governmental Authority, Lender is hereby authorized (but in no event obligated) in its discretion to pay the amount thereof to the proper taxing authority for Loan Parties' account and to charge Loan Parties therefor. Loan Parties shall notify Lender if any Account Receivable includes any taxes due to any such Governmental Authority and, in the absence of such notice, Lender shall have the right to retain the full proceeds of such Account Receivable and shall not be liable for any taxes that may be due by reason of the sale and delivery creating such Account Receivable.

(e) Notwithstanding any other terms set forth in the Loan Documents, the rights and remedies of Lender herein provided, and the obligations of Loan Parties set forth herein, are cumulative of, may be exercised singly or concurrently with, and are not exclusive of, any other rights, remedies or obligations set forth in any other Loan Document or as provided by law.

Section 8.02 Accounts Receivable Documentation. Loan Parties will at such intervals as Lender may require, execute and deliver confirmatory written assignments of the Accounts Receivable to Lender and furnish such further schedules and/or information as Lender may require relating to the Accounts Receivable, including, without limitation, sales invoices or the equivalent, credit memos issued, remittance advices, reports and copies of deposit slips and copies of original shipping or delivery receipts for all merchandise sold. In addition, Loan Parties shall notify Lender of any non-compliance in respect of the representations, warranties and covenants contained in Section 8.03. The items to be provided under this Section 8.02 are to be in form reasonably satisfactory to Lender and are to be executed and delivered to Lender from time to time solely for its convenience in maintaining records of the Collateral. Loan Parties' failure to give any of such items to Lender shall not affect, terminate, modify or otherwise limit Lender's Lien on the Collateral. Loan Parties shall not re-date any invoice or sale or make sales on extended dating beyond that customary in Loan Parties' industry, and shall not re-bill any Accounts Receivable without promptly disclosing the same to Lender and providing Lender with a copy of such re-billing, identifying the same as such. If Loan Parties become aware of anything materially detrimental to any of Loan Parties' customers' credit, Loan Parties will promptly advise Lender thereof.

Section 8.03 Status of Accounts Receivable and Other Collateral. With respect to Collateral of any Loan Party at the time the Collateral becomes subject to Lender's Lien, each Loan Party covenants, represents and warrants: (a) such Loan Party shall be the sole owner, free and clear of all Liens (except for the Liens granted in the favor of Lender for the benefit of Lender and Permitted Encumbrances), and shall be fully authorized to sell, transfer, pledge and/or grant a security interest in each and every item of said Collateral; (b) each Account Receivable shall be a good and valid account representing an undisputed bona fide indebtedness incurred or an amount indisputably owed by the Account Debtor therein named, for a fixed sum as set forth in the invoice relating thereto with respect to an absolute sale and delivery upon the specified terms of goods sold or services rendered by such Loan Party; (c) no Account Receivable shall be subject to any defense, offset, counterclaim, discount or allowance except as may be stated in the invoice relating thereto, discounts and allowances as may be customary in such Loan Party's business and as otherwise disclosed to Lender, and each Account Receivable will be payable when due; (d) none of the transactions underlying or giving rise to any Account Receivable shall violate any applicable state or federal laws or regulations, and all documents relating thereto shall be legally sufficient under such laws or regulations and shall be legally enforceable in accordance with their terms; (e) no agreement under which any deduction or offset of any kind, other than normal trade discounts, may be granted or shall have been made by such Loan Party at or before the time such Account Receivable is created; (f) all agreements, instruments and other documents relating to any Account Receivable shall be true and correct and in all material respects what they purport to be; (g) all signatures and endorsements that appear on all material agreements, instruments and other documents relating to any Account Receivable shall be genuine; (h) such Loan Party shall maintain books and records pertaining to

said Collateral in such detail, form and scope as Lender shall reasonably require; (i) such Loan Party shall immediately notify Lender if any Account Receivable arises out of contracts with any Governmental Authority, and will execute any instruments and take any steps required by Lender in order that all monies due or to become due under any such contract shall be assigned to Lender and notice thereof given to such Governmental Authority under the Federal Assignment of Claims Act or any similar state or local law; (j) such Loan Party will, immediately upon learning thereof, report to Lender any material loss or destruction of, or substantial damage to, any of the Collateral, and any other matters affecting the value, enforceability or collectability of any of the Collateral; (k) if any amount payable under or in connection with any Account Receivable is evidenced by a promissory note or other instrument, such promissory note or instrument shall be immediately pledged, endorsed, assigned and delivered to Lender for the benefit of Lender as additional Collateral; (l) such Loan Party shall not re-date any invoice or sale or make sales on extended dating beyond that which is customary in the ordinary course of its business and in the industry; (m) such Loan Party shall conduct a physical count of its Inventory at such intervals as Lender may request and such Loan Party shall promptly supply Lender with a copy of such count accompanied by a report of the value (based on the lower of cost (on a first in first out basis) and market value) of such Inventory; and (n) such Loan Party is not and shall not be entitled to pledge Lender's or any Lender's credit on any purchases or for any purpose whatsoever.

ARTICLE IX

Events Of Default

Section 9.01 Events of Default. If any of the following events ("Events of Default") shall occur:

(a) Borrowers shall fail to pay any principal of any Loan when and as the same shall become due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise);

(b) Borrowers shall fail to pay any interest on any Loan or any Loan Party shall fail to pay any fee or any other Obligation (other than an amount referred to in clause (a) of this Article) payable under this Agreement;

(c) any representation or warranty made or deemed made by or on behalf of any Loan Party thereof in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall have been incorrect or misleading in any material respect when made or deemed made;

(d) any Loan Party shall fail to observe or perform or shall violate (i) any covenant, condition or agreement contained in Article VI, Article VII, or Article VIII or (ii) any covenant, condition or agreement contained in any Bankruptcy Court Order;

(e) any Loan Party shall fail to observe or perform or shall violate any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure or violation, if capable of being remedied, shall remain unremedied for a period of 30 days after the earlier of the date (i) notice thereof shall have been given by Lender to such Loan Party or (ii) any senior officer of such Loan Party becomes aware of the same;

(f) an order shall be entered by the Bankruptcy Court confirming a plan of reorganization in any of the Chapter 11 Cases which does not (i) contain a provision for payment in full in cash of all Obligations of Borrowers and the other Loan Parties hereunder and under the other Loan Documents on or before the effective date of such plan or plans upon entry thereof and (ii) provide for the continuation of the Liens and security interests granted to Lender and the priorities thereof until the earlier of (A) such plan effective date, and (B) the date the Obligations are paid in full in cash;

(g) an order shall be entered by the Bankruptcy Court dismissing any of the Chapter 11 Cases which does not contain a provision for payment in full in cash of all Obligations of Borrowers and the other Loan Parties hereunder and under the other Loan Documents upon entry thereof;

(h) an order with respect to any of the Chapter 11 Cases shall be entered by the Bankruptcy Court without the express prior written consent of Lender, (i) to revoke, reverse, stay, modify, supplement or amend any of the Bankruptcy Court Orders, (ii) to permit any administrative expense or any claim (now existing or hereafter arising, of any kind or nature whatsoever) to have administrative priority as to any Debtor equal or superior to the priority of Lender in respect of the Obligations, except for Carve-Out Expenses, or (iii) to grant or permit the grant of a Lien on the Collateral which does not (i) contain a provision for payment in full in cash of all Obligations of Borrowers and the other Loan Parties hereunder and under the other Loan Documents on or before the date such Lien becomes effective and (ii) provide for the continuation of the Liens and security interests granted to Lender and the priorities thereof until the Obligations are paid in full in cash;

(i) an order shall be entered by any court authorizing the rejection or assumption of any Basic Documents (that was not consented to by Lender) under Section 365(a) of the Bankruptcy Code;

(j) an application for any of the orders described in clauses (f) through (k) above shall be made by a Person other than a Loan Party and such application is not contested by Debtors in good faith or the relief requested by such Person is granted in an order that is not stayed pending appeal;

(k) an order shall be entered by any court that is not stayed pending appeal granting relief from the automatic stay to any creditor of any Loan Party with respect to a claim or property having a value of at least $100,000;

(l) the Final Bankruptcy Court Order shall not have been entered by the Bankruptcy Court on or before June 17, 2009;

(m)(i) any Loan Party shall attempt to invalidate, reduce or otherwise impair the Liens or security interests of Lender, the claims or rights of Lender or to subject any Collateral to assessment pursuant to Section 506(c) of the Bankruptcy Code, (ii) any Lien or security interest created by this Agreement, any Loan Document or any Bankruptcy Court Order shall, for any reason, fail or cease to create a valid and perfected Lien in the Requisite Priority in favor of Lender on any Collateral purported to be covered thereby, or (iii) any action is commenced by any Loan Party which contests the validity, perfection or enforceability of any of the Liens and security interests of Lender created by this Agreement or the Bankruptcy Court Orders;

(n) the determination of any Loan Party, whether by vote of such Person's board of directors or otherwise, to suspend the operation of such Person's business in the ordinary course, liquidate all or substantially all of such Person's assets, or employ an agent or other third party to conduct any sales of all or substantially all of such Person's assets, or the filing of a motion or other application by a Loan Party in the Chapter 11 Cases, seeking authority to do any of the foregoing, or the filing of a motion or other application by a Person other than a Loan Party, seeking authority to do any of the foregoing, and such motion or application is not contested by Loan Parties in good faith or the relief requested by such Person is granted in an order that is not stayed pending appeal;

(o) any provision of any Loan Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against any Loan Party intended to be a party thereto, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by any Loan Party or any Governmental Authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or any Loan Party shall deny in writing that it has any liability or obligation purported to be created under any Loan Document;

(p) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Parent or any of its Subsidiaries (other than Debtors) of its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent or any of its Subsidiaries (other than Debtors) of or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 30 days or an order or decree approving or ordering any of the foregoing shall be entered;

(q) any Subsidiary of the Parent (other than Debtors) shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in subsection (i) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Subsidiary (other than Debtors) or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding,

(v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(r) the Parent or any of its Subsidiaries (other than Debtors) shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(s) one or more judgments for the payment of money in an aggregate amount exceeding any insurance (to the extent covered by insurance and the insurer has not denied coverage) by $100,000 (or the equivalent thereof in foreign currency) shall be rendered against any Loan Party and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of such Loan Party to enforce any such judgment;

(t) an ERISA Event shall have occurred that, in the opinion of Lender, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(u) failure of the Bankruptcy Court to enter the Interim Bankruptcy Court Order on or before 10 days after the date of filing;

(v) failure of the Bankruptcy Court to enter the Final Bankruptcy Court Order on or before 30 days after the date of filing;

(w) failure of Borrowers to file or cause to be filed a Plan of Reorganization within one hundred twenty days of the Date of Filing;

(x) failure of Borrowers to have the exclusive right to file a plan in the Chapter 11 Cases;

(y) reversal, vacation or stay of the effectiveness of either the Interim Bankruptcy Court Order or the Final Bankruptcy Court Order;

(z) failure of liens or super-priority claims granted with respect to this Agreement to be valid, perfected and enforceable in all respects:

then, and in every such event (other than an event described in clause (p) or (q) of this Article), and at any time thereafter during the continuance of such event, and upon the occurrence of any Bankruptcy Event, Lender may upon three (3) Business Days' notice to the Administrative Borrower and counsel for the Administrative Borrower, take any or all of the following actions, at the same or different times: (i) immediately terminate its obligation to fund Advances hereunder, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of Loan Parties accrued hereunder, shall become due and payable immediately, without further order of, or application to, the Bankruptcy Court, presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by Loan Parties; provided

that in case of any event described in clause (p) or (q) of this Article, Lender's obligation to make Advances shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of Loan Parties accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Loan Parties.

Section 9.02 Remedies. Upon the occurrence of any Bankruptcy Event, and at any time thereafter during the continuance of such Bankruptcy Event, Lender may, by notice to the Administrative Borrower, take any or all of the following actions, at the same or different times: (i) foreclose on Borrowers' interests in the Properties; and (ii) direct Borrowers to promptly seek to commence a sale of the Collateral under Section 363 of the Bankruptcy Code pursuant to the schedule determined by Lender, provided, that Lender shall be permitted to credit bid in any auction for the sale of Borrowers' assets (whether in the context of the occurrence of a Bankruptcy Event or not), provided further, that Borrowers shall reasonably consult with Lender regarding the assumption or rejection under Section 365 of the Bankruptcy Code of executory contracts in connection with such sale.

ARTICLE X

Further Rights of Lender

Section 10.01 Possession. Upon the occurrence and during the continuation of an Event of Default, Lender may (a) enter Borrowers' premises at any time, and (b) until it completes the enforcement of its rights in the Equipment or other Collateral subject to its security interest or Lien under the Security Documents and the sale or other disposition of any property subject to those documents, take possession of those premises without charge, rent or payment, or place custodians in control of any of the premises, remain on and use the premises and any of Borrowers' Equipment and other Collateral for the purpose of completing any work in progress, preparing any Collateral for disposition or collecting any Collateral.

Section 10.02 Indemnification from Borrowers.

(a) BORROWERS SHALL, TO THE FULL EXTENT PERMITTED BY APPLICABLE LAW, DEFEND AND INDEMNIFY LENDER AND ITS OFFICERS, DIRECTORS, EMPLOYEES AND AUTHORIZED AGENTS (COLLECTIVELY, THE "INDEMNIFIED PARTY OR PARTIES") AND HOLD EACH OF THEM HARMLESS FROM AND AGAINST ANY AND ALL INJURIES, CLAIMS, DAMAGES, JUDGMENTS, LIABILITIES, COSTS AND EXPENSES (INCLUDING, WITHOUT LIMITATION, FEES AND DISBURSEMENTS OF COUNSEL), CHARGES AND ENCUMBRANCES WHICH MAY BE INCURRED BY OR ASSERTED AGAINST ANY OF THE INDEMNIFIED PARTIES IN CONNECTION WITH OR ARISING OUT OF ANY ASSERTION, DECLARATION OR DEFENSE OF LENDER'S RIGHTS OR SECURITY INTERESTS UNDER THE PROVISIONS OF THIS AGREEMENT, ANY SECURITY DOCUMENT OR ANY OTHER LOAN DOCUMENT OR IN CONNECTION WITH:

(i) THE ACQUISITION OR OPERATION OF THE COLLATERAL;

(ii) THE REALIZATION, REPOSSESSION, SAFEGUARDING, INSURING OR OTHER PROTECTION OF THE COLLATERAL WHILE AN EVENT OF DEFAULT IS CONTINUING;

(iii) THE COLLECTING, PERFECTING OR PROTECTING OF LENDER'S LIENS AND SECURITY INTERESTS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND

(iv) ANY INVESTIGATION, LITIGATION, OR PROCEEDING RELATED TO ANY PRESENT OR FUTURE ACQUISITION OR PROPOSED ACQUISITION BY BORROWERS. EACH BORROWER WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ALL RIGHTS IT MIGHT HAVE IN CONNECTION WITH ANY SUIT OR ACTION AGAINST LENDER TO CLAIM SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES TO IT, ITS BUSINESS OR ITS PROSPECTS. EACH BORROWER HAS CONSULTED WITH ITS COUNSEL WITH RESPECT TO THE PROVISIONS OF THIS SECTION 10.02 AND UNDERSTANDS THAT IT IS TO BE INTERPRETED BROADLY AGAINST BORROWERS.

(b) BORROWERS SHALL, TO THE FULL EXTENT PERMITTED BY APPLICABLE LAW, DEFEND AND INDEMNIFY THE INDEMNIFIED PARTIES, AGAINST, AND HOLD EACH INDEMNIFIED PARTY HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNIFIED PARTY, INCURRED BY OR ASSERTED AGAINST ANY INDEMNIFIED PARTY ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (i) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OR THE PARTIES TO ANY OTHER LOAN DOCUMENT OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR BY ANY OTHER LOAN DOCUMENT, (ii) THE FAILURE OF BORROWERS TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT, INCLUDING THIS AGREEMENT, OR WITH ANY GOVERNMENTAL REQUIREMENT, (iii) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OR COVENANT OF BORROWERS SET FORTH IN ANY OF THE LOAN DOCUMENTS OR ANY INSTRUMENTS, DOCUMENTS OR CERTIFICATIONS DELIVERED IN CONNECTION THEREWITH, (iv) ANY LOAN OR ADVANCE OR THE USE OF THE PROCEEDS THEREFROM, (v) THE OPERATIONS OF THE BUSINESS OF BORROWERS AND THEIR AFFILIATES BY BORROWERS AND THEIR AFFILIATES, (vi) ANY ASSERTION THAT LENDER WAS NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE LOAN DOCUMENTS (AFTER GIVING EFFECT TO THE PERMITTED ENCUMBRANCES), (vii) ANY ENVIRONMENTAL LAW APPLICABLE TO BORROWERS OR ANY OF THEIR AFFILIATES OR ANY OF THEIR PROPERTIES, INCLUDING WITHOUT LIMITATION, THE PRESENCE, GENERATION, STORAGE, RELEASE, THREATENED RELEASE, USE, TRANSPORT, DISPOSAL, ARRANGEMENT OF DISPOSAL OR TREATMENT OF OIL, OIL AND GAS WASTES, SOLID WASTES OR

HAZARDOUS SUBSTANCES ON ANY OF THEIR PROPERTIES, (viii) THE BREACH OR NON-COMPLIANCE BY BORROWERS OR ANY OF THEIR AFFILIATES WITH ANY ENVIRONMENTAL LAW APPLICABLE TO BORROWERS OR ANY OF THEIR AFFILIATES, (ix) THE PAST OWNERSHIP BY BORROWERS OR ANY OF THEIR AFFILIATES OF ANY OF THEIR PROPERTIES OR PAST ACTIVITY ON ANY OF THEIR PROPERTIES WHICH, THOUGH LAWFUL AND FULLY PERMISSIBLE AT THE TIME, COULD RESULT IN PRESENT LIABILITY, (x) THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT, DISPOSAL, GENERATION, THREATENED RELEASE, TRANSPORT, ARRANGEMENT FOR TRANSPORT OR ARRANGEMENT FOR DISPOSAL OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS SUBSTANCES ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY BORROWERS OR ANY OF THEIR AFFILIATES OR ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY BORROWERS OR ANY OF THEIR AFFILIATES, (xi) ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO BORROWERS OR ANY OF ITS AFFILIATES, OR (xii) ANY OTHER ENVIRONMENTAL, HEALTH OR SAFETY CONDITION IN CONNECTION WITH THE LOAN DOCUMENTS, OR (xiii) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNIFIED PARTY IS A PARTY THERETO; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNIFIED PARTY, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE NEGLIGENCE, WILLFUL MISCONDUCT OR BAD FAITH OF SUCH INDEMNIFIED PARTY.

(c) All amounts due under this Section 10.02 shall be payable not later than ten (10) days after written demand therefor.

Section 10.03 Removal and Appointment of Operator. Lender will, in its reasonable discretion, have the right to approve or disapprove any action taken by Borrowers to appoint, remove or replace the Operator of any of the Properties.

ARTICLE XI

Miscellaneous

Section 11.01 Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a) if to a Borrower, to them at:

Energytec, Inc.
4965 Preston Park Blvd., Suite 270
Plano, Texas 75093-3651
Attention: President

with copies to Administrative Borrower's counsel:

Thompson & Knight LLP
333 Clay, Suite 3300
Houston, TX 77002
Attention: Randy Williams

(b) if to Lender, to it at:

Red River Resources, Inc.
16 East 16th Street
Tulsa, OK 74119
Attention: President

with copies to:

Doerner, Saunders, Daniel & Anderson, L.L.P.
Attn: Gary M. McDonald
320 S. Boston Ave., Suite 500
Tulsa, OK 74103-3725

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the (i) date of receipt if delivered by hand, (ii) the date five (5) days after posting if transmitted by regular mail or on the Business Day after having been sent if transmitted by overnight mail with a reputable courier or (iii) the date of transmission if transmitted by facsimile and receipt is confirmed.

Nothing in this Agreement or in any other Loan Document shall be construed to limit or affect the obligation of Borrowers or any other Person to serve upon Lender in the manner prescribed by the Bankruptcy Code any pleading or notice required to be given to Lender pursuant to the Bankruptcy Code.

Section 11.02 Waivers; Amendments. No failure or delay by Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of Lender hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision

of this Agreement or consent to any departure by Borrowers therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by Loan Parties and Lender.

Section 11.03 Expenses; Indemnity; Damage Waiver. Whether or not any Loan is made hereunder or the Transactions contemplated hereby are consummated, Loan Parties shall pay (i) all reasonable out-of-pocket expenses incurred by Lender and its Affiliates, including the reasonable fees, charges and disbursements of counsel for Lender, in connection with the preparation, execution, delivery, closing and administration of this Agreement and the other Loan Documents, (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable out-of-pocket expenses incurred by Lender, including the fees, charges and disbursements of any counsel for Lender, in connection with any waivers, amendments or modifications of any Loan Document, the investigation of any alleged Default under this Agreement and the preservation or enforcement of any rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) All amounts due under this Section shall be payable not later than five (5) Business Days after written demand therefor.

Section 11.04 Assignments. This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of each party hereto and their respective permitted successors and assigns; provided, however, that none of the parties may assign or transfer any of its rights or obligations hereunder or under the other Loan Documents without the prior written consent of each other party and any such purported assignment without such prior written consent shall be null and void.

Section 11.05 Survival. All covenants, agreements, representations and warranties made by Borrowers herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and so long as Lender's obligation to make Advances hereunder has not expired or terminated. The provisions of Section 2.08, Section 11.03 and ARTICLE X shall survive and remain in full force and effect

regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans or the termination of this Agreement or any provision hereof.

Section 11.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 11.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 11.08 Governing Law; Jurisdiction; Consent to Service of Process. This Agreement shall be construed in accordance with and governed by the law of the State of Texas except as governed by the Bankruptcy Code and except as expressly provided to the contrary in another Loan Document in respect of such other Loan Document.

ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE BANKRUPTCY COURT, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURT.

Section 11.09 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 11.10 Confidentiality. Lender agrees to maintain the confidentiality of the Information (as defined below) in accordance with its usual policies and procedures pertaining to confidentiality of Borrowers information, except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) with the consent of Borrowers or (g) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to Lender on a non-confidential basis

from a source other than any Loan Party. For the purposes of this Section, "Information" means all information received from any Loan Party relating to Loan Parties, their Subsidiaries and their respective Subsidiaries, other than any such information that is available to Lender on a non-confidential basis prior to disclosure by a Loan Party or an Affiliate thereof; provided that, in the case of information received from the a Loan Party or an Affiliate thereof after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Nothing within this section shall be construed to preclude the Lender's use of Information in connection with the implementation of a plan under the Code or the Lender's purchase of assets of the estate of any of the Borrowers in any manner.

Section 11.11 Interest Rate Limitation. It is the intent of Lender and Borrowers in the execution of this Agreement and all other instruments now or hereafter securing this Agreement or executed in connection herewith or under any other written or oral agreement by Borrowers in favor of Lender to contract in strict compliance with applicable usury laws. In furtherance thereof, Lender and Borrowers stipulate and agree that none of the terms and provisions contained in this Agreement or any other instrument securing this Agreement or executed in connection herewith, or in any other written or oral agreement by Borrowers in favor of Lender, shall ever be construed to create a contract to pay for the use, forbearance or detention of money, interest at a rate in excess of the Maximum Rate; that neither Borrowers nor any guarantors, endorsers or other parties now or hereafter becoming liable for payment of the Loans or the other indebtedness arising under any instrument securing same or executed in favor herewith, or in any other written or oral agreement by Borrowers in favor of Lender, at a rate in excess of the Maximum Rate; and that the provisions of this subsection shall control over all other provisions of this Agreement and any instruments now or hereafter securing this Agreement or executed in connection herewith or any other oral or written agreements which may be in apparent conflict herewith. Lender expressly disavows any intention to charge or collect excessive unearned interest or finance charges in the event maturity is accelerated. If maturity shall be accelerated for any reason or if the principal is paid prior to the end of the term, and as a result thereof the interest received for the actual period of existence of the Loans exceeds the applicable Maximum Rate, Lender shall, at its option, either refund to Borrowers the amount of such excess or credit the amount of such excess against the principal balance then outstanding and thereby shall render inapplicable any and all penalties of any kind provided by applicable law as a result of such excess interest. In the event that Lender shall contract for, charge or receive any amount or amounts and/or any other thing of value which are determined to constitute interest which would increase the effective interest rate hereunder or the other indebtedness secured hereby to a rate in excess of the Maximum Rate, an amount equal to interest in excess of the Maximum Rate, upon such determination, at the option of Lender, be either immediately returned to Borrowers or credited against the principal balance then outstanding or the other indebtedness secured hereby, in which event any and all penalties of any kind under applicable law as a result of such excess interest shall be inapplicable. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under this Agreement and any instruments now or hereafter securing this Agreement or executed in connection herewith, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term hereunder until payment in full so that the

rate or amount of interest on account of the Loans does not exceed the Maximum Rate from time to time in effect and applicable to the Loans for so long as the any Loan is outstanding.

Section 11.12 No Party Deemed Drafter. Borrowers and Lender agree that no party herein shall be deemed to be the drafter of this Agreement.

Section 11.13 Filing. Lender's attorney-in-fact shall file with any federal, state and local governmental agencies, authorities and instrumentalities having jurisdiction over the Collateral (i) a certified copy of the Interim Bankruptcy Court Order or (ii) an acknowledgement of the Interim Bankruptcy Court Order.

Section 11.14 ENTIRETY. THIS AGREEMENT AND THE OTHER WRITTEN LOAN DOCUMENTS EXECUTED BY BORROWERS AND LENDER REPRESENT THE FINAL AGREEMENT BETWEEN BORROWER AND LENDER AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BY THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[END OF PAGE. SIGNATURES TO FOLLOW.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective Authorized Officers as of the day and year first above written.

BORROWERS:

ENERGYTEC, INC.,
a Nevada corporation,
as debtor and debtor-in-possession

By: /s/ W. Wayne Hardin
Name: W. Wayne Hardin
Title: President

COMANCHE WELL SERVICE CORPORATION,
a Texas corporation,
as debtor and debtor-in-possession

By: /s/ Dorothea Krempein
Name: Dorothea Krempein
Title: Vice President

LENDER:

RED RIVER RESOURCES, INC.,
an Oklahoma corporation

By: ________________________
Name: ________________________
Title: ________________________

Schedule A

Loan Documents

1. Debtor-In-Possession Credit Agreement
2. $1,500,000 Promissory Note
3. Deed of Trust, Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement
4. UCC-1 Financing Statements
5. Security Agreement
6. Notice of Invalidity of Oral Agreements
7. Warrant to Purchase Common Shares of Energytec, Inc.

Schedule B
Budget

Energytec, Inc.
Thirteen Week Budget
May 4, 2009 to July 17, 2009

	Date	In Flows	Out Flows	Balance
Current Balance	5/4/2009			43,152.81
Corporate Office Rent	5/1/2009		8,543.90	34,608.91
Weekly Utilities	5/4/2009		8,392.45	26,216.46
Weekly Chemicals/Expendables	5/4/2009		5,200.00	21,016.46
Weekly Fuel	5/4/2009		1,300.00	19,716.46
Shell	5/4/2009		2,996.30	16,720.16
Transportation Fee	5/4/2009		920.00	15,800.16
Pipeline Transportation Fee	5/4/2009		2,500.00	13,300.16
Initial DIP Distribution	5/8/2009	250,000.00		263,300.16
DIP Financing Fee	5/8/2009		15,000.00	248,300.16
DIP Lender Attorney's Fees	5/8/2009		15,000.00	233,300.16
Thompson Knight Legal	5/4/2009		75,000.00	158,300.16
Talco/Trix-Liz Revenue	5/8/2009	6,600.00		164,900.16
Weekly Utilities	5/11/2009		6,319.99	158,580.17
Weekly Chemicals/Expendables	5/11/2009		5,200.00	153,380.17
Weekly Fuel	5/11/2009		1,300.00	152,080.17
Transportation Fee	5/11/2009		920.00	151,160.17
Field Salaries	5/15/2009		24,000.00	127,160.17
Corporate Salaries	5/15/2009		29,452.92	97,707.25

Talco/Trix-Liz Revenue	5/15/2009	6,600.00		104,307.25
Weekly Utilities	5/18/2009		4,741.08	99,566.17
Weekly Chemicals/Expendables	5/18/2009		5,200.00	94,366.17
Weekly Fuel	5/18/2009		1,300.00	93,066.17
Safety Monitors	5/18/2009		994.61	92,071.56
Transportation Fee	5/18/2009		920.00	91,151.56
Talco/Trix-Liz Revenue	5/22/2009	6,600.00		97,751.56
Weekly Utilities	5/25/2009		17,027.49	80,724.07
Weekly Chemicals/Expendables	5/25/2009		5,200.00	75,524.07
Weekly Fuel	5/25/2009		1,300.00	74,224.07
Shell	5/25/2009		3,000.00	71,224.07
Safety Monitors	5/25/2009		6,192.32	65,031.75
Transportation Fee	5/25/2009		920.00	64,111.75
Talco/Trix-Liz Revenue	5/29/2009	6,600.00		70,711.75
Field Salaries	5/29/2009		24,000.00	46,711.75
Corporate Salaries	5/31/2009		29,452.92	17,258.83
Enbridge Revenue	5/31/2009	95,000.00		112,258.83
Redwater Royalties	5/31/2009		27,508.66	84,750.17
Capital Infusion	5/31/2009		22,250.00	62,500.17
Down Payment Gen. Liab. Ins.	5/31/2009		27,500.00	35,000.17
Down Payment D&O Ins.	5/31/2009		26,250.00	8,750.17
DIP Funding	6/1/2009	250,000.00		258,750.17
Interest on $250,000 from 5/8	6/1/2009		1,666.67	257,083.50
Thompson Knight Legal	6/1/2009		75,000.00	182,083.50

Transportation Fee	6/1/2009		920.00	181,163.50
Pipeline Transportation Fee	6/1/2009		2,500.00	178,663.50
Weekly Utilities	6/1/2009		1,030.07	177,633.43
Weekly Chemicals/Expendables	6/1/2009		5,200.00	172,433.43
Weekly Fuel	6/1/2009		1,300.00	171,133.43
Employee Health Insur.	6/1/2009		8,988.04	162,145.39
Corporate Office Rent	6/1/2009		8,543.90	153,601.49
Talco/Trix-Liz Revenue	6/5/2009	6,600.00		160,201.49
Capital Infusion	6/7/2009		22,250.00	137,951.49
Weekly Utilities	6/8/2009		2,703.37	135,248.12
Weekly Chemicals/Expendables	6/8/2009		5,200.00	130,048.12
Weekly Fuel	6/8/2009		1,300.00	128,748.12
Transportation Fee	6/8/2009		920.00	127,828.12
Talco/Trix-Liz Revenue	6/12/2009	8,100.00		135,928.12
Field Salaries	6/12/2009		24,000.00	111,928.12
Capital Infusion	6/14/2009		22,250.00	89,678.12
Corporate Salaries	6/15/2009		29,452.92	60,225.20
Weekly Utilities	6/15/2009		7,000.00	53,225.20
Transportation Fee	6/15/2009		920.00	52,305.20
Weekly Chemicals/Expendables	6/15/2009		5,200.00	47,105.20
Weekly Fuel	6/15/2009		1,300.00	45,805.20
Weekly Safety Monitors	6/15/2009		1,000.00	44,805.20
Talco/Trix-Liz Revenue	6/19/2009	9,600.00		54,405.20
Weekly Utilities	6/22/2009		6,000.00	48,405.20

Weekly Chemicals/Expendables	6/22/2009		5,200.00	43,205.20
Weekly Fuel	6/22/2009		1,300.00	41,905.20
Transportation Fee	6/22/2009		920.00	40,985.20
Field Salaries	6/26/2009		24,000.00	16,985.20
Talco/Trix-Liz Revenue	6/26/2009	11,100.00		28,085.20
Shell	6/26/2009		3,000.00	25,085.20
Weekly Utilities	6/29/2009		500.00	24,585.20
Weekly Chemicals/Expendables	6/29/2009		5,200.00	19,385.20
Weekly Fuel	6/29/2009		1,300.00	18,085.20
Safety Monitors	6/29/2009		6,200.00	11,885.20
Transportation Fee	6/29/2009		920.00	10,965.20
Enbridge Revenue	6/30/2009	95,000.00		105,965.20
Corporate Salaries	6/30/2009		29,452.92	76,512.28
Redwater Royalties	6/30/2009		23,750.00	52,762.28
Capital Infusion	6/21/2009		29,500.00	23,262.28
Gen. Liab. Insurance Payment	6/30/2009		9,166.67	14,095.61
D&O Insurance Payment	6/30/2009		8,750.00	5,345.61
DIP Funding	7/1/2009	250,000.00		255,345.61
Interest on DIP Advances	7/1/2009		4,166.67	251,178.94
Capital Infusion	6/28/2009		29,500.00	221,678.94
Thompson Knight Legal	7/1/2009		25,000.00	196,678.94
Employee Health Insur.	7/1/2009		8,988.04	187,690.90
Corporate Office Rent	7/1/2009		8,543.90	179,147.00
Talco/Trix-Liz Revenue	7/3/2009	11,100.00		190,247.00

Capital Infusion	7/5/2009		29,500.00	160,747.00
Weekly Utilities	7/6/2009		3,000.00	157,747.00
Weekly Chemicals/Expendables	7/6/2009		5,200.00	152,547.00
Weekly Fuel	7/6/2009		1,300.00	151,247.00
Transportation Fee	7/6/2009		920.00	150,327.00
Pipeline Transportation Fee	7/6/2009		2,500.00	147,827.00
Talco/Trix-Liz Revenue	7/10/2009	11,100.00		158,927.00
Field Salaries	7/10/2009		24,000.00	134,927.00
Capital Infusion	7/12/2009		29,500.00	105,427.00
Weekly Utilities	7/13/2009		6,500.00	98,927.00
Weekly Chemicals/Expendables	7/13/2009		5,200.00	93,727.00
Weekly Fuel	7/13/2009		1,300.00	92,427.00
Safety Monitors	7/13/2009		1,000.00	91,427.00
Talco/Trix-Liz Revenue	7/13/2009	11,100.00		102,527.00
Transportation Fee	7/13/2009		920.00	101,607.00
Corporate Salaries	7/15/2009		29,452.92	72,154.08
Capital Infusion	7/20/2009		29,500.00	42,654.08
Talco/Trix-Liz Revenue	7/20/2009	11,100.00		53,754.08
Weekly Utilities	7/20/2009		7,000.00	46,754.08
Weekly Chemicals/Expendables	7/20/2009		5,200.00	41,554.08
Weekly Fuel	7/20/2009		1,300.00	40,254.08
Transportation Fee	7/20/2009		920.00	39,334.08
Field Salaries	7/24/2009		24,000.00	15,334.08
Talco/Trix-Liz Revenue	7/27/2009	11,100.00		26,434.08

Weekly Utilities	7/27/2009		500.00	25,934.08
Weekly Chemicals/Expendables	7/27/2009		5,200.00	20,734.08
Weekly Fuel	7/27/2009		1,300.00	19,434.08
Safety Monitors	7/27/2009		6,200.00	13,234.08
Shell	7/27/2009		3,000.00	10,234.08
Transportation Fee	7/27/2009		920.00	9,314.08
Enbridge Revenue	7/31/2009	95,000.00		104,314.08
Corporate Salaries	7/31/2009		29,452.92	74,861.16
Redwater Royalties	7/31/2009		23,750.00	51,111.16
Gen. Liab. Insurance Payment	7/31/2009		9,166.67	41,944.49
D&O Insurance Payment	7/31/2009		8,750.00	33,194.49
DIP Funding	8/1/2009	150,000.00		183,194.49
Interest on DIP Advances	8/1/2009		6,458.33	176,736.16

Schedule C

Collateral Locations

Bowie County, Texas
Cass County, Texas
Collin County, Texas
Hopkins County, Texas
McMullen County, Texas
Rains County, Texas
Titus County, Texas

Schedule D

PART A. – Pending Regulatory Issues

ENERGYTEC, INC.
Open Regulatory Issues

NOTICES OF HEARINGS

Oil & Gas Docket No. 6E-0260796: H.P. Hale Lease

1. Administrative penalty of $21,000 (four rule 14(b)(2) violations at $2,000 each, three Rule 14 (b)(3) violations at $2,000 each; one Rule 46(j) violation at $2,000; $5,000 enhancement penalty for six prior dockets), or such other amount as may be established by the evidence;
2. Placement of the subject lease and wells into compliance with all Commission Statewide Rules; and
3. Other relief to which, under the pleadings and the evidence, the Enforcement Section may show itself entitled.

Oil & Gas Docket No. 06-0260797: Blackburn –A-, -C-, -B- Leases

1. Administrative penalty of $34,250.00 (five Rule 3 violations at $250 each; one rule 9(12) violation at $2,000; seven Rule 14(b)(2) violations at $2,000 each; six Rule 14(b)(3) violations at $2,000 each; $5,000 enhancement penalty for six prior dockets), or such other amount as may be established by the evidence;
2. Placement of the subject lease and wells into compliance with all Commission Statewide Rules; and
3. Other relief to which, under the pleadings and the evidence, the Enforcement Section may show itself entitled.

Oil & Gas Docket No. 06-0260798; Woodbine C Zone Unit, Trixliz Waterflood Unit, and Anschutz-Parr Unit Leases

1. Administrative penalty of $29,000.00 (six Rule 14(b)(2) violations at $2,000 each; five Rule 14(b)(3) violations at $2,000 each; one Rule 46(j) violation at $2,000; $5,000 enhancement penalty for six prior dockets), or such other amount as may be established by the evidence;
2. Placement of the subject lease and wells into compliance with all Commission Statewide Rules; and
3. Other relief to which, under the pleadings and the evidence, the Enforcement Section may show itself entitled.

Oil & Gas Docket No. 05-0206799; Long Rooney, Worsham, and Worsham –A- Leases

1. Administrative penalty of $21,500.00 (two rule 3 violations at $250 each; three Rule 14(b)(2) violations at $2,000 each; four Rule 14(b)(3) violations at $2,000 each; one Rule 46(j) violation at $2,000; $5,000 enhancement penalty for six prior dockets), or such other amount as may be established by the evidence;

2. Placement of the subject lease and wells into compliance with all Commission Statewide Rules; and
3. Other relief to which, under the pleadings and the evidence, the Enforcement Section may show itself entitled.

NOTE: The Long Rooney and the Worsham are back on production and are in compliance. Worsham –A- is being worked on currently.

DEFAULT ORDER

Oil & Gas Docket No. 01-0258277; Shelton –A- (01237) Lease, Well Nos. 1 & 2 and the Charles Calvin (02407) Lease, Well No. 1, Minerva-Rockdale Field, Milam County, Texas (Failure of H-15 resulting in denial of plugging extensions under Statewide 14(b)(2).)

1. Plug or otherwise place the wells in compliance with applicable Commission rules and regulations; and
2. Pay to the Railroad Commission of Texas, for disposition as provided by law, an administrative penalty in the amount of $7,000.00.

FINAL ORDERS

Oil & Gas Docket No. 01-0253159; McEver (13392) Lease, Well No. 1, Kens (Serpentine) Field, Guadalupe County; McEver –E- (10564) Lease, Well No. 2E, Kens (Serpentine) Field, Guadalupe County (Statewide Rules(s) 3 and 14(b)(2)

1. Penalty of $5,000
2. State funded plugging if not already accomplished

Oil & Gas Docket No. 01-0253161; Garcia (08451) Lease, We2lls No. 1 and 4, Kens (Serpentine) Field, Guadalupe County; Garcia –B- (08800) Lease, Well No. 1, Kens (Serpentine) Field, Guadalupe County (Statewide Rules(s) 3, 13(b)(1)(B), and 14(b)(2)

1. Penalty of $10,250
2. State funded plugging if not already accomplished

NOTE: These leases were top leased. They are no longer listed as assets of the company, but do remain a plugging liability.

Oil & Gas Docket No. 03-0256179; Nellie K. Gramm (00699) Lease, Well No. 1, Chriesman Field, Burleson County (Statewide Rules(s) 3, 14(b)(2) and 14(b)(3)

1. Penalty of $4,750
2. State funded plugging if not already accomplished

ENERGYTEC, INC.
Open Regulatory Issues

PART B - List of Wells Comprising Possible Regulatory Matters

NOTE: The following wells have been denied a plugging extension [14(b)(2)] due to the failure to pass regulatory tests or due to non-production. After remedial work and meeting the regulatory requirements a new application for a plugging extension can be obtained and the wells can be put back onto production. Without remedial work these wells will need to be plugged, however, the Texas Railroad Commission has not issued an order to plug these wells and there has been no determination of the timing of such required action.

OTHER 14(b)(2) DENIALS

Brown/Devaughn (08350) Well #1
Hinds F.C. –A- (04646) 12 Wells
Woodard, Maggie (09320) Wells #1 & 8
Glass, C.E. #1 (109495)
Eklund, Carl Jr. (09969) 8 Wells
Houston, Victor (06042) Well 11A
Houston, Victor (13983) Well 15A
Lumpkins, Geo (03070) Well 1
Beaver Gas Unit (107922)
Lewis, BE (081785)
Diller (18751) 32 Wells

Schedule 1.01A

List of Disclosures

Per Section 4.08: All agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Material Adverse Effect is defined as a decrease of $100,000 or more in the value as of the date of entry of the Interim Bankruptcy Court Order of the Collateral.

NONE.

Per Section 4.09: Any default by parent or its subsidiaries in the performance, observance or fulfillment of any obligation, covenant or condition in any agreement, document or instrument to which it is a party or by which it is bound, except to the extent that (a) such default, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect (as defined above). NONE.

Schedule 4.04

Subsidiaries of Energytec, Inc.

1. Comanche Well Service Corporation, a Texas corporation
2. Comanche Supply Corporation, a Texas corporation
3. Comanche Rig Services Corporation, a Texas corporation

Schedule 4.11

Intellectual Property

1. Internet Domain Name: newenergytec.com

Schedule 4.12

Name; Jurisdiction of Organization; Organizational Identification Number; Chief Place of Business; Chief Executive Office; FEIN

1. Energytec, Inc., a Nevada corporation

Principal Place of Business:	4965 Preston Park Blvd., Suite 270E, Plano, TX 75093
Nevada Entity No.:	C17483-1999
Texas Entity No.:	13008406
Tax Identification No.:	17-529357342
Federal Employer Identification No.:	75-2835634

2. Comanche Well Service Corporation, a Texas corporation

Principal Place of Business:	4965 Preston Park Blvd., Suite 270E, Plano, TX 75093
Texas Entity No.	140737200
Tax Identification No.:	17526648807
Federal Employer Identification No.:	74-2664880

Schedule 4.13

Tradenames

NONE

Schedule 4.17

Joint Ventures

NONE

Schedule 4.19

Environmental Matters

NONE

Schedule 4.20

Permitting Issues

SEE EXHIBIT A TO DEED OF TRÚST, MORTGAGE, ASSIGNMENT, SECURITY AGREEMENT, FIXTURE FILING AND FINANCING STATEMENT TO BE RECORDED

Schedule 4.22

Basic Documents

There are no exceptions on this Schedule with respect to the Basic Documents, other than those pending matters set forth on Schedule 4.26:

(a) all are in full force and effect in accordance with their terms and constitute valid and binding obligations;

(b) no other party to any Basic Document (or any successor in interest to that party) is in breach or default with respect to any of its obligations under the Basic Documents which could reasonably be expected to have a Material Adverse Effect;

(c) no party to any Basic Document has given or has threatened to give notice of any action to terminate, cancel, rescind or procure a judicial reformation of any Basic Document or any of their provisions; and

(d) the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in a breach of, a default under, or other violation of the provisions of any Basic Document.

Schedule 4.23

Operating Agreements

No exceptions to note on this Schedule with respect to the Operating Agreements:

(a) there are no outstanding calls for payments under any AFE or payments which are past due or which Borrowers or, to the best of Borrowers' knowledge, any predecessor of Borrowers has committed to make which have not been or are not being paid within the terms required; and

(b) as of the date of execution of this Agreement, there are no operations under any of the Operating Agreements with respect to which Borrowers have become a non-consenting party nor are there any non-consenting penalties binding or that will become binding upon Borrowers.

Schedule 4.26

List of Pending Matters

1. *Champion Technologies v. Energytec, Inc.*, Cause No. 401-00289-2008; 401st Judicial District Court in Collin County, Texas (agreed judgment).

2. *Rigpro, Inc. vs. Energytec, Inc.*, Cause No. 2008-804-CCL2; County Court at Law No. 2 in Gregg County, Texas (judgment).

3. *Wilson Supply vs. Energytec, Inc.*, Cause No. C-1CV-08-00716; County Court at Law No. 2 in Travis County, Texas (pending).

4. *Jerry M. Smith, et. al., vs. Energytec, Inc. and Comanche Well Service Corporation*, Cause No. 08C-0643-202; 202nd Judicial Court in Bowie County, Texas (judgment).

5. *Robert Brady, Individually and as Representative of Others vs. Energytec, Inc. and Comanche Well Service Corporation*, Cause No. 08-1133-202; 202nd Judicial Court in Bowie County, Texas (judgment).

6. *Neal Adair Prince Trust vs. Energytec, Inc. and Comanche Well Service Corporation*, Cause No. 33-711-76; 276th District Court in Titus County, Texas (pending).

7. *Javier Moreno vs. Energytec, Inc. and Comanche Well Service Corporation*, Cause No. 2008-552; 402nd Judicial District Court in Wood County, Texas (pending).

8. *Complaint before Securities Commission of the State of Delaware;* No. 08-2-1; before the Securities Commissioner of the State of Delaware (pending).

9. *Redwaterpet vs. Energytec, Inc., Frank W. Cole, Frank Cole Engineering and John J. Petito;* Cause No. 06-11021-A; 14th Judicial District in Dallas County, Texas (pending).

10. *Energytec vs. Frank W. Cole, Raymond Vula, John J. Petito, Samuel Miller, Phil Proctor and Melvin Seligsohn;* Cause No. 3-06-CV-871-L; United States District Court in __________ (pending).

11. *ETEC vs. Energytec, Inc.*, Cause No. 09-16020; State District Court in Dallas County, Texas (pending).

12. *John J. Petito vs. Energytec, Inc., Paul Willingham, Dorothea Krempein, Don Lambert, Ben Benedum, Charles Spradlin, and Eric Brewster*, Cause No. 3-08-CV-0006-L; United States District Court in Dallas, Texas (dismissed/appeal denied).

13. *Jomar Oil and Others vs. Energytec, Inc., et. al.*, Cause No. 3:07-CV-1782-L; Dallas, Texas_ (pending).

14. *Peter and Phil Kierl, William McGarray, et. al., vs. Energytec, Inc., et. al.,* Cause No. 199-00942-2009; 199th District Court in Collin County, Texas (pending).

15. *Emerging Markets Finance International LLC vs. Energytec, Inc.,* Cause No. 199-00942-2009; 199th District Court in Collin County, Texas (pending).

16. *Pergerson Energy, LLC, Exzema Oil Corp. and, Nelson Operating, Inc. vs. Energytec, Inc., et. al.,* Cause No. 2009-076; 4th Judicial District in Rusk County, Texas (pending).

17. *Graco Fishing & Rental Tools, Inc. vs. Energytec, Inc. and Comanche Well Service Corporation,* Cause No. 416-03835-07; 416th Judicial District in Collin County, Texas (dismissed with prejudice).

18. *Baker Petrolite Corporation vs. Energytec, Inc., et. al.,* Cause No. 2007-2143-CCL2; County Court at Law No. 2 in Gregg County, Texas (agreed judgment).

19. *Baker Petrolite Corporation vs. Energytec, Inc., et. al.,* Cause No. 2007-2144-A; 188th District Court in Gregg County, Texas (agreed judgment).

20. *Baker Petrolite Corporation vs. Energytec, Inc., et. al.,* Cause No. 2007-2144-B; 124th District Court in Gregg County, Texas (agreed judgment).

21. *Baker Petrolite Corporation vs. Energytec, Inc., et. al.,* Cause No. 2007-2142-CCL2; County Court at Law No. 2 in Gregg County, Texas (agreed judgment).

22. *Baker Petrolite Corporation vs. Energytec, Inc., et. al.,* Cause No. 2007-406; 4th Judicial District in Rusk County, Texas (agreed judgment).

23. *Baker Petrolite Corporation vs. Energytec, Inc., et. al.,* Cause No. 2007-407; 4th Judicial District in Rusk County, Texas (agreed judgment).

24. *Baker Petrolite Corporation vs. Energytec, Inc., et. al.,* Cause No. 2007-408; 4th Judicial District in Rusk County, Texas (agreed judgment).

25. *Baker Petrolite Corporation vs. Energytec, Inc., et. al.,* Cause No. 2007-409; 4th Judicial District in Rusk County, Texas (agreed judgment).

26. *Baker Petrolite Corporation vs. Energytec, Inc., et. al.,* Cause No. 2007-410; 4th Judicial District in Rusk County, Texas (agreed judgment).

27. *Pro-Test, Inc. vs. Energytec, Inc., et. al.,* Cause No. 2007-2139-CCL2; County Court at Law No. 2 in Gregg County, Texas (agreed judgment/dismissal).

28. *Johnson Pump & Supply Co. vs. Energytec, Inc. and Comanche Well Services Corporation,* Cause No. CC-07-11870-C; County Court at Law No. 3 in Dallas County, Texas (settlement agreement).

29. *J&P Oil & Gas vs. Comanche Well Service Corporation,* Cause No. 08C1731-CCL; County Court at Law in Bowie County, Texas (pending).

30. *Chaparral vs. Comanche Well Service Corporation,* Cause No. CJ-2008-7898; District Court of Oklahoma County in State of Oklahoma (pending).

31. *Peter and Phil Kierl, William McGarray, et. al., vs. Energytec, Inc., et. al.,* Cause No. 401-02661-2008; State District Court in Collin County, Texas (pending).

32. *Killiany, et. a., vs. Energytec, Inc.,* Cause No. 366-02753-2008; State District Court in Collin County, Texas (pending).

33. *Ben Hunley vs. Energytec, Inc.,* Cause No. 09C0629-005; Judicial District of Bowie County, Texas (pending).

Schedule 6.23

Bonds

1. Cash deposit of $250,000 with the Texas Railroad Commission for the benefit of Comanche Well Service Corporation, Operation Number 169420

Exhibit A

Description of Certain Collateral (Hydrocarbon Leases)

SEE EXHIBIT A TO DEED OF TRUST, MORTGAGE, ASSIGNMENT, SECURITY AGREEMENT, FIXTURE FILING AND FINANCING STATEMENT TO BE RECORDED

Exhibit B

Form of Interim Bankruptcy Court Order

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE EASTERN DISTRICT OF TEXAS
SHERMAN DIVISION

IN RE:	§	
	§	
ENERGYTEC, INC., ***et al.***	§	**CASE NO. ___________**
	§	
Debtors.	§	**JOINT ADMINISTRATION**
	§	**REQUESTED**
	§	**(Chapter 11)**
	§	

INTERIM ORDER AUTHORIZING THE DEBTORS TO ENTER INTO POSTPETITION FINANCING AGREEMENT AND OBTAIN POSTPETITION FINANCING

Having considered the Debtor's Emergency Motion for Interim Order Authorizing the Debtors to Enter into Postpetition Financing Agreement and Obtain Postpetition Financing (the "Motion")[1]; the Declaration of Dorothea Krempein in Support of Voluntary Petitions, First Day Motions, Designation as Complex Bankruptcy Case, and the evidence and arguments presented at the hearing, the Court finds that: (a) jurisdiction over the matters in the Motion is proper pursuant to 28 U.S.C. §§1334 and 157; (b) venue is proper in this Court pursuant to 28 U.S.C. §§1408 and 1409; (c) proper and adequate notice of the Motion has been provided and no further notice is needed; (d) the relief sought in the Motion is in the best interests of the Debtors' estates, their creditors and all parties-in-interest; and (e) good and sufficient cause exists for granting the relief requested in the Motion. Accordingly, **IT IS HEREBY FOUND THAT:**

A. On May 13, 2009 (the "Petition Date"), Energytec, Inc. ("Energytec") and Comanche Well Service Corporation ("Comanche"), debtors and debtors-in-possession

[1] All capitalized terms not defined herein shall have the meaning ascribed in the Motion.

(collectively, the "Debtors") commenced these cases (the "Case") by filing voluntary petitions under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code").

B. The Debtors are unable to obtain any unsecured credit allowable under section 503(b)(1) of the Bankruptcy Code as an administrative expense, or to obtain secured credit, allowable under sections 364(c)(2), 364(c)(3), and 364(d) of the Bankruptcy Code, except under the terms and conditions provided in this Order.

C. The Debtors are unable to obtain credit for borrowed money without granting liens on various of the Debtors' assets pursuant to sections 364(c)(2), 364(c)(3) and 364(d) of the Bankruptcy Code, as provided by this Order.

D. The relief requested in the Motion is necessary, essential, and appropriate for the continued operation of their business.

E. Red River Resources, Inc. ("Red River") has agreed to lend up to $1,500,000 (with no more than $250,000 advanced prior to the entry of a Final Order) to the Debtors (the "DIP Loan") secured by the Collateral (as defined below) pursuant to a loan agreement (the "DIP Loan Agreement") and subject to the following conditions:

interest rate shall be ten (10%) percent per annum and after an Event of Default (as defined below) twelve percent (12%) per annum;

payment on the DIP Loan shall be due in full on the earliest to occur of (i) sale of the Collateral; (ii) March 31, 2010; or (iii) on the occurrence of an Event of Default defined in this Order.

F. Allowing the Debtors to enter into the DIP Loan with Red River is in the best interest of these chapter 11 estates (collectively, the "Estate").

G. The terms and conditions of the DIP Loan, including those that provide for the payment of interest to Red River at the times and in the manner provided under the DIP Loan, are fair and reasonable, and are believed by the Debtors to be the best available under the circumstances.

H. The terms of this Order were negotiated in good faith and at arm's length between the Debtors, on the one hand, and Red River, on the other hand. The loan advances to be made under the DIP Loan will be extended in good faith, in consequence of which Red River is entitled to the protection and benefits of section 364(e) of the Bankruptcy Code.

I. The Debtors' counsel has certified that a copy of the Motion and notice of the initial preliminary hearing on the Motion have been served either by the court's electronic filing system, electronic mail, telecopy transmission, hand delivery, overnight courier or first class United States mail upon the Office of the United States Trustee, Red River and all creditors known to have any liens against the Debtors' assets.

J. Good cause has been shown for the entry of this Order and authorization for the Debtors to obtain loans and other credit from Red River pursuant to the DIP Loan Agreement pending a final hearing pursuant to Bankruptcy Rule 4001(c)(2). The Debtors' need for financing of the type afforded by the DIP Loan Agreement is immediate and critical. Entry of this Order will enable the Debtors to preserve the assets of these bankruptcy estates, will increase the possibility of a successful sale of the Collateral and is in the best interests of the creditors of the estates. The terms of the financing authorized hereby appear fair and reasonable, reflect the Debtors' exercise of prudent business judgment and are supported by reasonably equivalent value and fair consideration.

NOW THEREFORE, on the Debtors' Motion and the record before this Court with respect to the Debtors' Motion made, and good cause appearing, it is hereby **ORDERED:**

Approval of the DIP Loan Agreement and Authorization as to Borrowing and Granting of Liens, Security Interests, and Administrative Priority Claim

1. Subject to the other terms and conditions of this Order, the terms and the conditions of the DIP Loan Agreement are hereby approved, as follows:

a. **Amount of Facility.** $1,500,000 superpriority loan as specified in the DIP Loan Agreement.

b. **Use of Financing.** The DIP Loan will be used (i) to fund continuing operating expenses of the Debtors' incurred in ordinary course of business as set forth in the budget attached to the DIP Loan Agreement (the "Budget"); and (ii) to pay other costs and expenses of the administration of the Debtors' bankruptcy cases; (iii) for working capital; and (iv) other general corporate purposes not in contravention of law or the DIP Loan Agreement, including certain payments of prepetition claims as may be approved by this court and consistent with the Budget.

c. **Availability.** The Debtors will have up to $250,000 available prior to the entry of a Final Order authorizing the DIP Loan and up to an additional $1,250,000 after entry of a Final Order authorizing the DIP Loan.

d. **Fees.** The Debtors will pay a commitment fee of $15,000 upon the first advance of the DIP Loan. Interest shall accrue at the rate of ten (10) percent per annum and be payable monthly. After an Event of Default interest shall accrue at the rate of twelve percent (12%) per annum.

e. **Event of Default.** The DIP Loan Agreement describes a number of customary Events of Default, including but not limited to payment default, violation of covenant, breach of representations or warranties, judgments, ERISA, labor and environmental.

f. **Term.** The DIP Loan matures on the 31st day of March, 2010 (the "Maturity Date").

g. **Security**. All advances under the DIP Loan Agreement shall be secured by a first priority lien in all assets of the Debtors, including, but not limited to, the oil and gas interests of the Debtor, Energytec, Inc., and all personal property of Debtor Comanche Well Service Corporation.

2. Red River shall have no obligation or responsibility to monitor the Debtors' use of the DIP Loan and may rely on the Debtors' representations that the DIP Loan is used in accordance with the terms of this Order and the Budget.

3. The Debtors are hereby authorized and directed to do and perform all acts and to make, execute, and deliver all instruments and documents which Red River may request to evidence the Debtors' obligations and the Liens (defined herein) as provided herein (the "DIP Loan Documents") and the perfection of such Liens.

4. As security for the Debtors' obligations arising under this Order (collectively, the "Obligations"), and subject to the Professional Fee Carve Out (defined below), Red River shall have and is hereby granted (effective as of the Petition Date) security interests and liens (collectively, the "Liens" or "Lien") in the following properties of the Debtors with the following priorities:

a. pursuant to Bankruptcy Code section 364(c)(2) first-priority, perfected, valid, and enforceable Liens upon the real and personal property of Debtors owned as of the Petition Date or created or acquired at any time after the Petition Date, including, without limitation, the Property and all proceeds generated by the Property, all of Debtors' oil and gas properties, pipelines, accounts, inventory, equipment, general intangibles (including all claims and counter-claims in any present and future litigation involving the Debtors other than avoidance actions under chapter 5 of the Bankruptcy Code), investment property, documents, instruments, chattel paper, deposit accounts, books and records of Debtors and all cash and non-cash proceeds of the foregoing items (other than causes of action arising under chapter 5 of the Bankruptcy Code) (the "Collateral"); and

b. pursuant to Bankruptcy Code section 364(c)(3), perfected, valid and enforceable Liens upon the Collateral, which Liens shall be senior and prior to all other (if any) liens, security interests and claims, except all other valid, duly perfected, enforceable and unavoidable Liens of record on any of the Debtors' assets existing on the Petition Date that under applicable law are prior to and have not been subordinated in favor of the Liens held by Red River.

5. The automatic stay imposed under Bankruptcy Code § 362(a)(4) is hereby modified as necessary to permit the Debtors to grant the aforesaid Liens and to perform the Debtors' obligations to Red River under the DIP Loan Agreement and to permit Red River to exercise all of its rights and remedies under the DIP Loan Documents (except as expressly restricted herein).

6. The Debtors are hereby authorized to execute and deliver each of the DIP Loan Documents, such execution and delivery to be conclusive of their respective authority to act on behalf of the Estate.

7. This Order shall be sufficient and conclusive evidence of the validity, perfection, and priority of Red River's Liens upon the Collateral to secure all Obligations without the necessity of filing or recording any deed of trust, financing statement or other instrument or document that may otherwise be required under the law of any jurisdiction or the taking of any other action to validate or perfect Red River's Liens in and to any of the Collateral or to entitle Red River to the priorities granted herein, provided that the Debtors may execute, if required, and Red River may file or record a deed of trust, financing statement or other instruments or provide notice to evidence and to perfect the Liens authorized hereby, provided further that no such filing or recordation or notification shall be necessary or required to create or perfect any such Lien.

8. Red River may file a copy of this Order as a financing statement with any recording officer designated to file financing statements or with any registry of deeds or similar office in any jurisdiction in which the Debtor has real or personal property.

9. This Order shall constitute and evidence the valid and binding obligations of the Debtors, which obligations shall be enforceable against the Debtors in accordance with their terms.

10. Subject to the Professional Fee Carve Out, the Obligations created under this Order shall also be an allowed administrative expense claim (the "Senior Super Priority Claim") with priority under Bankruptcy Code section 364(c)(1) and otherwise over all administrative expense claims and unsecured claims against the Debtors, now existing or hereafter arising, of any kind or nature whatsoever other than fees owing to the Office of the United States Trustee and the Clerk of the Bankruptcy Court, including, without limitation, administrative expenses of

the kinds specified in or ordered pursuant to Bankruptcy Code sections 326, 330, 331, 503(a), 503(b), 506(c), 507(a), 507(b), and 546(c).

11. Subject to the Professional Fee Carve Out, no costs or expenses of administration incurred in this case are, or will be, prior to or on a parity with the Obligations arising under the DIP Loan Agreement, or with any other claims of Red River arising hereunder.

12. Unless Red River has provided its prior written consent, no order shall be entered in this case, or in any successor case, that authorizes the obtaining of credit or the incurring of indebtedness that is secured by a security, mortgage, or collateral interest or other Lien on all or any portion of the Collateral that is equal or senior to the liens and security interests held by Red River; provided that nothing herein shall prevent the entry of an order that specifically provides that, as a condition to the granting of the benefits described above, all the Obligations must be indefeasibly paid to Red River in full and in cash or cash equivalents.

13. All Obligations shall be due and payable upon the Maturity Date. Unless and until the Obligations are paid in full, the protections afforded to Red River under this Order and any actions taken pursuant thereto shall survive any order that may hereafter be entered, and the Liens provided herein shall continue to be valid and enforceable in this case and in any such successor case, and such Liens shall maintain their priority as provided by this Order until the Obligations have been satisfied in full.

14. The time and manner of payment of the Obligations pursuant to the terms of this Order, the Liens in and to the Collateral and the Super priority Claim shall not be altered or impaired by any other order that may hereafter be entered.

Events of Default

The following shall constitute an event of default under this Order and the DIP Loan Agreement provided herein (hereinafter, "Event of Default"):

a. The Debtors shall fail to pay any principal of or interest or any fee on any DIP Loan when and as the same shall become due and payable;

b. any representation or warranty made or deemed made by or on behalf of any Debtor in or in connection with any DIP Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any DIP Loan Document, shall have been incorrect or misleading in any material respect when made or deemed made;

c. any Debtor shall fail to observe or perform or shall violate any covenant, condition or agreement contained in the DIP Loan Documents or in any orders relating to the DIP Loan;

d. an order shall be entered by the Court confirming a plan of reorganization in the Case which does not (i) contain a provision for payment in full in cash of all Obligations of Debtors under the DIP Loan Documents on or before the effective date of such plan or plans upon entry thereof and (ii) provide for the continuation of the Liens granted to Red River and the priorities thereof until the earlier of (A) such plan effective date, and (B) the date the Obligations are paid in full in cash;

e. an order shall be entered by the Court dismissing the Case which does not contain a provision for payment in full in cash of all Obligations of Debtors under the DIP Loan Documents upon entry thereof;

f. an order with respect to the Case shall be entered by the Court without the express prior written consent of Red River, (i) to revoke, reverse, stay, modify, supplement or amend the Interim Order or Final Order, (ii) to permit any administrative expense or any claim (now existing or hereafter arising, of any kind or nature whatsoever) to have administrative priority as to any Debtor equal or superior to the priority of Red River in respect of the Obligations, except for the Professional Fee Carve-Out, or (iii) to grant or permit the grant of a Lien on the Collateral which does not (i) contain a provision for payment in full in cash of all Obligations of Debtors under the DIP Loan Documents on or before the date such Lien becomes effective and (ii) provide for the continuation of the Liens and security interests granted to Red River and the priorities thereof until the Obligations are paid in full in cash;

g. an order shall be entered by the Court authorizing the rejection or assumption of any oil and gas lease, operating agreement, oil and gas sale, gathering, processing, treating or transportation contract (that was not consented to by Red River) under Section 365(a) of the Bankruptcy Code;

h. an order shall be entered by any court that is not stayed pending appeal granting relief from the automatic stay to any creditor of any Debtor with respect to a claim or property having a value of at least $100,000;

i. a Final Order shall not have been entered by the Court on or before June 17, 2009;

j. (i) any Debtor shall attempt to invalidate, reduce or otherwise impair the Liens of Red River, the claims or rights of Red River or to subject any Collateral to assessment pursuant to Section 506(c) of the Bankruptcy Code, (ii) any Lien created by any DIP Loan Document or any order of the Court shall, for any reason, fail or cease to create a valid and perfected Lien of the requisite priority in favor of Red River on any Collateral purported to be covered thereby, or (iii) any action is commenced by any Debtor which contests the validity, perfection or enforceability of any of the Liens of Red River created by under any DIP Loan Document order of the Court;

k. the determination of any Debtor to suspend the operation of its business in the ordinary course, liquidate all or substantially all of its assets, or employ an agent or other third party to conduct any sales of all or substantially all of its assets, or the filing of a motion or other application by a Debtor seeking authority to do any of the foregoing, or the filing of a motion or other application by a person other than a Debtor, seeking authority to do any of the foregoing, and such motion or application is not contested by Debtors in good faith or the relief requested by such person is granted in an order that is not stayed pending appeal;

l. any provision of any DIP Loan Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against any Debtor intended to be a party thereto, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by any Debtor or any governmental authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or any Debtor shall deny in writing that it has any liability or obligation purported to be created under any DIP Loan Document;

m. an involuntary proceeding shall be commenced or an involuntary petition shall be filed by any subsidiary of the Debtors seeking (i) liquidation, reorganization or other relief or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for it or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 30 days or an order or decree approving or ordering any of the foregoing shall be entered;

n. any subsidiary of the Debtors shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in the preceding clause (i), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for it or for a

substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

o. any subsidiary of the Debtors shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

p. one or more judgments for the payment of money in an aggregate amount exceeding any insurance (to the extent covered by insurance and the insurer has not denied coverage) by $100,000 (or the equivalent thereof in foreign currency) shall be rendered against any Debtor and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of such Debtor to enforce any such judgment;

q. failure of the Court to enter the Interim Order on or before 10 days after the Petition Date;

r. failure of the Court to enter the Final Order on or before 30 days after the Petition Date;

s. failure of Debtors to file or cause to be filed a Plan of Reorganization within one hundred twenty days of the Petition Date;

t. failure of Debtors to have the exclusive right to file a plan in the Case;

u. reversal, vacation or stay of the effectiveness of either the Interim Order or the Final Order; and

v. failure of Liens or super-priority claims granted with respect to the DIP Loan to be valid, perfected and enforceable in all respects.

Remedies Upon a Post-Petition Event of Default

15. Any automatic stay otherwise applicable to Red River is hereby modified so that upon the occurrence of an Event of Default and at any time thereafter, without further order of this Court, upon three (3) business days prior written notice of such Event of Default given to the Debtors and the Debtors' counsel, Red River may (a) declare the principal of and accrued interest, fees and other liabilities constituting the Obligations to be due and payable, and (b) may otherwise exercise all of its respective rights and remedies under the DIP Loan and this order.

16. After an Event of Default and the expiration of the notice period provided above, the Debtors shall have no right to use the proceeds advanced under the DIP Loan Agreement other than towards the satisfaction of the Obligations. Subject to the Professional Fee Carve Out, in no event shall the Debtors be authorized to use any proceeds of the DIP Loan to pay any cost or expenses of administration in this case after the occurrence of an Event of Default and the notice period provided in this Order until such time as all of the Obligations are paid and satisfied in full.

17. As used in this Order, "Professional Fee Carve-Out" means, at any time of determination, the sum of (a) allowed Trustee compensation under 11 U.S.C. § 326 and (b) Unpaid Priority Professional Expenses (as defined below) incurred by Thompson & Knight LLP ("T&K"), which sum shall not exceed $250,000. "Unpaid Priority Professional Expenses" means allowable fees, costs and reasonable expenses of T&K pursuant to sections 327 and 328 of the Bankruptcy Code, which have not otherwise been paid pursuant to interim fee application orders, from draw downs of the interim or subsequent DIP Loans for attorney fees, or any fee procedure order that may be entered in this Case. Unpaid Priority Professional Expenses subject to the Professional Fee Carve Out will have priority as over the Obligations. Any Unpaid Priority Professional Expenses in excess of the Professional Fee Carve Out shall be paid after the Obligations have been satisfied. With respect to clause (b) above, Unpaid Priority Professional Expenses that would be subject to the Professional Fee Carve Out shall not include fees or expenses incurred by any Person, including the Debtors or any other party, in (i) preventing, hindering or delaying Red River's enforcement or realization upon any of the Collateral once an Event of Default has occurred, (ii) selling the Collateral, without Red River's consent, except as authorized herein, or (iii) incurring indebtedness without Red River's consent.

Miscellaneous Provisions

18. Consistent with Bankruptcy Code § 364(e), if any or all of the provisions of this Order are hereafter modified, vacated or stayed:

such stay, modification or vacation shall not affect the validity of any obligation incurred pursuant to this Order where such obligation was incurred before the effective date of such stay, modification or vacation, nor shall such stay, modification or vacation affect the validity, enforceability or priority of any Lien securing such obligation;

any obligation incurred by the Debtors to Red River under this Order before the effective date of such stay, modification or vacation shall be governed in all respects by the original provisions of this Order, and Red River shall be entitled to all the rights, remedies, privileges and benefits, including the Liens and priorities granted herein with respect to any such obligation; and

the indebtedness resulting from the DIP Loan made before the effective date of any stay, modification or vacation of this Order cannot (i) be subordinated; (ii) lose its priority lien or super-priority administrative expense claim status; or (iii) be deprived of the benefit of the status of the liens, security interests and claims granted under this Order as a result of any subsequent order.

19. All the payments made to Red River, and the Liens and the Senior Super Priority Claim granted to Red River under this Order, and the priority thereto shall be binding on the Debtors, any successor trustee for the Estate, and all creditors of the Estate, as provided in Bankruptcy Code section 364(e).

20. Nothing herein shall be deemed to be a waiver by Red River of its rights to request additional or further protection of its interests in any of the Debtors' property, to move for relief from the automatic stay, to seek the dismissal of the case, to exercise its right to credit bid at any sale of the collateral, or to request any other relief in this Case, nor shall anything

herein or in any of the DIP Loan Documents constitute an admission by Red River of the quantity, quality or value of any Collateral securing the Obligations. Red River shall be deemed to have reserved all rights to assert entitlement to the protections and benefits of Bankruptcy Code § 507(b) in connection with any use, sale or other disposition of any of the Collateral, to the extent that the protection afforded by this Order to Red River's interests in any Collateral proves to be inadequate.

21. In no event shall the Debtors be authorized to offset any amount due or allegedly due or owing by Red River to the Debtor against any of the Obligations without Red River's express written consent.

22. The Debtors shall permit representatives, agents and/or employees of Red River to have reasonable access to the premises and records during normal business hours (without unreasonable interference with business or financial affairs) and shall cooperate and consult with, and provide to such persons all such non-privileged information as they may reasonably request.

23. The Debtors shall, on or before the Petition Date serve by U.S. mail and/or by electronic mail a copy of this Order to (i) parties having been given notice of the emergency hearing; (ii) any other party that has filed a request for notice with this Court; (iii) counsel for Red River; and (iv) the United States Internal Revenue Service.

24. The final hearing to consider the Motion and Final Order shall be held on June ___, 2009, at ______. m., at the United States Bankruptcy Court, United States Courthouse, 660 North Central Expressway, Suite 300B, Plano, Texas 75704, before the Honorable ____________, United States Bankruptcy Judge. On May ___, 2009, the Debtors shall provide notice of the final hearing on the Motion to the parties specified in the preceding paragraph. The

notice of hearing shall state that any party in interest objecting to the DIP Loan Agreement or the terms of the Final Order shall file written objections with the United States Bankruptcy Court Clerk for the Eastern District of Texas, Sherman Division, no later than 4:00 p.m. on May ___, 2009, which objections shall be served so that same are received by no later than 4:00 p.m. (CST) on such date by counsel for the Debtors and counsel for Red River.

AGREED:

THOMPSON & KNIGHT, LLP
Three Allen Center
333 Clay Street
Suite 3300
Houston, Texas 77002
(713) 654-8111 (telephone)
(713) 654-1871 (facsimile

By: */s/ Randy W. Williams*
Randy W. Williams
State Bar No. 21566850
Demetra L. Liggins
State Bar No. 24026844

PROPOSED COUNSEL FOR DEBTORS AND DEBTORS-IN-POSSESSION

DOERNER, SAUNDERS, DANIEL & ANDERSON, L.L.P.
320 South Boston Ave.
Suite 500
Tulsa, Oklahoma 74103-3725
(918) 582-1211(telephone)
(918) 591-5360 (facsimile)

By: */s/ Lawrence T. Chambers, Jr.*
Gary M. McDonald
Lawrence T. Chambers, Jr.

COUNSEL FOR RED RIVER RESOURCES, INC.